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Exhibit (a)(1)(a)

Zamba Corporation

Offer to Exchange Certain
Outstanding Options under our 1989 Stock Option Plan,
1993 Equity Incentive Plan, 1993 Directors Stock Option Plan,
1997 Stock Option Plan for Key Employees, Consultants and Directors of QuickSilver Group, Inc.,
1998 Non-Officer Stock Option Plan,
1999 Non- Officer Stock Option Plan,
2000 Non-Officer Stock Option Plan,
and 2000 Non-Qualified Stock Option Plan
for new options under our
1993 Equity Incentive Plan
or our 2000 Non-Officer Stock Option Plan

        This document constitutes part of the prospectuses relating to the Zamba Corporation 1993 Equity Incentive Plan and 2000 Non-Officer Stock Option Plan.

May 13, 2003

        This offer and withdrawal rights expire at 12:00 Midnight, Central Time, on June 11, 2003, unless we extend the offer.

        You may exchange your outstanding options to purchase shares of our common stock, whether vested or unvested, granted under our 1989 Stock Option Plan, 1993 Equity Incentive Plan, 1993 Directors Stock Option Plan, 1997 Stock Option Plan for Key Employees, Consultants and Directors of QuickSilver Group, Inc., 1998 Non-Officer Stock Option Plan, 1999 Non-Officer Stock Option Plan, 2000 Non-Officer Stock Option Plan, and 2000 Non-Qualified Stock Option Plan (the "Existing Option Plans") for new non-qualified stock options that we will grant under our 1993 Equity Incentive Plan or 2000 Non-Officer Stock Option Plan (the "New Grant Plans"). You are eligible to participate in the exchange offer if you are a director or employee of Zamba or one of our subsidiaries as of May 13, 2003 and you remain a director or employee through the date we cancel options under this offer.

        The offer is not conditioned upon a minimum number of options being tendered. Participation in the offer is completely voluntary. If you participate in this offer, the number of new options you receive will depend on the original exercise price at which your exchanged options were granted. Exchanged options are any options that you exchange pursuant to this offer. Your exchanged options will be exchanged for new options as follows:

  •
  Exchanged options with an exercise price per share less than or equal to $1.50 will be replaced with new options at an exchange ratio of one (1) new option for every two (2) exchanged options.

  •
  Exchanged options with an exercise price per share greater than or equal to $1.51 and less than or equal to $2.00 will be replaced with new options at an exchange ratio of one (1) new option for every three (3) exchanged options.

  •
  Exchanged options with an exercise price per share greater than or equal to $2.01 will be replaced with new options at an exchange ratio of one (1) new option for every four (4) exchanged options.

        The exercise price per share of the new options will be equal to 100% of the fair market value of our common stock on the date of grant, which will be the closing price of our common stock as reported on the OTC Bulletin Board on that date.

        We will grant the new options on the first business day that is at least 6 months and 1 day after the date on which we cancel the options accepted for exchange. We refer to this date as the new option grant date. We expect the new option grant date to be December 15, 2003. Each new option will have the same vesting schedule as the old options, with credit given for vesting that would have occurred during the period between the cancellation date of the old options and the grant date of the new options.

        Our common stock is traded on the OTC Bulletin Board under the symbol "ZMBA." On May 8, 2003, the closing price of our common stock as reported on the OTC Bulletin Board was $0.15 per share. We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether to elect to exchange your options.

        See "Risks of Participating in the Offer" beginning on page 12 for a discussion of risks that you should consider before tendering your eligible options.

Important

        If you wish to tender your options for exchange, you must complete and sign the attached letter of transmittal in accordance with its instructions, and mail, fax or otherwise deliver it and any other required documents to us at Zamba Corporation, Attention: Mary Ellen Vitello, 3033 Excelsior Blvd., Suite 200, Minneapolis, Minnesota 55416, facsimile: (952) 832-9383. Delivery by e-mail will not be accepted. To participate in the offer, you must deliver a properly completed and duly executed letter of transmittal to us before the offer expires at 12:00 Midnight, Central Time, on June 11, 2003.

        You should direct questions about the offer or requests for additional copies of this offer to exchange and the other option exchange program documents to Ian Nemerov, telephone number (952) 844-3126, or by writing to Ian Nemerov of Zamba Corporation at 3033 Excelsior Blvd., Suite 200, Minneapolis, Minnesota 55416.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer to exchange. Any representation to the contrary is a criminal offense.

        We are not making this offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

Offer to Exchange dated May 13, 2003.

        You should rely only on the information contained in this offer to exchange. We have not authorized anyone to provide you with different information. We are not making an offer of the new options in any jurisdiction where the offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions. You should not assume that the information provided in this offer to exchange is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer to exchange. This offer to exchange summarizes various documents and other information. Those summaries are qualified in their entirety by reference to the documents and information to which they relate.

v

SCHEDULE A Information Concerning the Directors and Executive Officers of Zamba Corporation	A-1
SCHEDULE B Financial Statements of Zamba Corporation	B-1

Summary Term Sheet

        The following are answers to some of the questions that you may have about the offer. You should carefully read this entire offer to exchange, the letter of transmittal, and all other program documents related to this offer to exchange. The offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this offer to exchange and the other option exchange program documents. We have included in this summary references to other sections in this offer to exchange to help you find a more complete description of these topics.

Q1.    What is the offer?

A1.    The offer to exchange is a voluntary opportunity for eligible option holders to exchange outstanding options previously granted by us under all of our option plans for new options to be granted under either our 1993 Equity Incentive Plan or 2000 Non-Officer Stock Option Plan covering a smaller number of shares after a 6 month and 1 day waiting period. Under this offer to exchange, new options will be granted under our 1993 Equity Incentive Plan in exchange for options tendered by employees who are residents of the State of California, directors, and executive officers, and under our 2000 Non-Officer Stock Option Plan in exchange for options tendered by employees who are not directors, executive officers, or residents of the State of California. If you exchange any unexercised options from a grant, all options from that grant must be exchanged. Also, if you participate in this exchange, you must exchange any options you received on or after November 13, 2002. We expect to make the new grants on December 15, 2003. The new options will have an exercise price equal to 100% of the fair market value of our common stock on the new option grant date. Please see Q&A 8 and 23 below to determine how many options you will receive for the options that you elect or are required to exchange. (See Sections 1 and 9)

Q2.    Why are we making the offer?

A2.    Stock options play a critical role in our compensation philosophy, providing the opportunity for employees and directors to share in our success. We issued the currently outstanding options to motivate our employees and directors to perform at high levels and provide an effective means of recognizing employee and director contributions to our success. Unfortunately, our share price has declined significantly over the last few years, leaving many employees and directors with stock options with exercise prices that are significantly higher than the current market price of our stock, commonly referred to as "underwater" options. This offer is designed to provide our employees and directors the opportunity to replace "underwater" options with options that will have an exercise price equal to the fair market value of the shares on the new option grant date (commonly referred to as "at-the-money options") and that may have greater potential to increase in value over time. We believe this will create better performance incentives for eligible employees and directors and, as a result, maximize stockholder value. Additionally, because of the drop in our stock price over the last few years, the number of unexercised options outstanding has grown to an undesirable level. Further, because our common stock is traded on the OTC Bulletin Board and not on a stock exchange or quoted on Nasdaq, our securities are subject to state securities laws and may not receive exemptions that can apply to listed securities. The securities laws of the State of California require, among other things, that the number of our outstanding options not exceed 30% of the number of outstanding shares of our common stock. By offering employees the opportunity to exchange underwater options for a smaller number of at-the-money options, we have the potential to significantly reduce the total number of options outstanding and to be better able to issue other options to existing and new employees and directors while remaining within the requirements of the California blue sky laws. (See Section 3)

Q3.    What securities are we offering to exchange?

A3.    We are offering to exchange all outstanding, unexercised options to purchase shares of our common stock held by our directors and employees. In exchange for eligible options, we will grant new options under our 1993 Equity Incentive Plan to employees who are residents of the State of California, directors, and executive officers, and under our 2000 Non-Officer Option Stock Option Plan to employees who are not directors, executive officers, or residents of the State of California. If you elect to participate in the offer, then you must exchange all options that we have granted to you since November 13, 2002, even if you would prefer not to exchange these recent options. (See Section 2)

Q4.    Who is eligible to participate?

A4.    You are eligible to participate if you are a director or employee of Zamba or one of our subsidiaries as of May 13, 2003, and you remain a director or employee through the cancellation date. (See Section 1)

        To receive a new option, you must remain a director or employee through the date on which the new options are granted, which will be the first business day that is at least 6 months and 1 day after the cancellation date. We refer to this date as the new option grant date. If we do not extend the offer, the new option grant date will be December 15, 2003. (See Section 1)

Q5.    Are Zamba's Canadian employees eligible to participate?

A5.    Yes. All directors and employees of Zamba or any of our subsidiaries as of May 13, 2003, are eligible to participate, including those residing in Canada. (See Section 2)

        Please be sure to consult with your own tax advisors regarding the applicable tax consequences of the exchange in Canada. (See Section 14)

Q6.    If you are on an approved leave of absence or go on an approved leave of absence before the offer expires, can you still exchange options?

A6.    Yes. If you are an eligible employee on an approved leave of absence or plan to go on an approved leave of absence for any reason before the expiration date of the offer, you may participate in this program and exchange your eligible options.

        You must be employed by Zamba or one of our subsidiaries through the new option grant date in order to receive a new option. If you are on an approved leave of absence and still employed by Zamba or one of our subsidiaries on the new option grant date, you will receive a new option.

Q7.    When does this offer end?

A7.    This offer ends at 12:00 Midnight, Central Time, on June 11, 2003. We refer to this date and time as the expiration date, unless we extend the period during which the offer will remain open. If we extend the offer, the term expiration date will refer to the time and date at which the extended offer expires. If we extend the offer, we will issue a public announcement regarding the extension. (See Section 2)

Q8.    How many new options will you receive in exchange for your options that you elect to exchange?

A8.    Subject to the terms of this offer and upon our acceptance of your properly tendered options, the number of new options you receive will depend on the original exercise price at which your exchanged options were granted. Exchanged options are any options that you exchange pursuant to this offer. Your exchanged options will be exchanged for new options as follows:

  •
  Exchanged options with an exercise price per share less than or equal to $1.50 will be replaced with new options at an exchange ratio of one (1) new option for every two (2) exchanged options.

  •
  Exchanged options with an exercise price per share greater than or equal to $1.51 and less than or equal to $2.00 will be replaced with new options at an exchange ratio of one (1) new option for every three (3) exchanged options.

  •
  Exchanged options with an exercise price per share greater than or equal to $2.01 will be replaced with new options at an exchange ratio of one (1) new option for every four (4) exchanged options.

        The following chart illustrates these ratios:

Old Option Exercise Price
Greater Than or Equal To…	Less Than or Equal To…	Exchange Ratio (Old: New)
$0	$1.50	2:1
$1.51	$2.00	3:1
$2.01	and above	4:1

        The number of option shares that you receive will be rounded to the nearest whole share, and will be subject to adjustment for any stock splits, subdivisions, combinations, stock dividends and similar events that occur after the cancellation date but before the new option grant date. (See Section 2)

Example 1

        If you are an eligible employee and the option you elect to exchange covers 1,500 shares of our common stock with an exercise price per share of $2.00, your new option will cover 500 shares of our common stock.

Example 2

        If you are an eligible employee and the option you elect to exchange covers 4,000 shares of our common stock granted at an exercise price per share of $4.00, your new option will cover 1,000 shares of our common stock.

        New options will be granted to employees who are residents of the State of California, directors, and executive officers under our 1993 Equity Incentive Plan, and to employees who are not directors, executive officers, or residents of the State of California under our 2000 Non-Officer Stock Option Plan. All new options will be subject to a new option agreement between you and us. (See Section 2)

Q9.    Why isn't the exchange ratio simply one-for-one?

A9.    The exchange ratios have been developed to be fair to you and responsible to our stockholders. Our stock option program must balance the interests of directors, employees and stockholders. As a director or employee, you may benefit by replacing your underwater options with new options that are at-the-money on the new option grant date. Stockholders may also benefit because this program will give us the potential to significantly reduce the total number of options outstanding. We set our exchange ratios at amounts that we believe fairly balance the competing goals of limiting the total amount of shares obtainable upon exercise of options while at the same time providing our employees with a motivating equity incentive. (See Section 3)

Q10.    What are the conditions to the offer?

A10.    Participation in the offer is completely voluntary. The completion of the exchange offer is subject to a number of customary conditions that are described in Section 7 of this offer to exchange. If any of these conditions are not satisfied, we will not be obligated to accept and exchange any properly tendered eligible options. Prior to the expiration date of the exchange offer and subject to applicable law, we reserve the right to amend the exchange offer for any or no reason. (See Section 7)

Q11.    Are there any eligibility requirements that you must satisfy after the expiration date to receive the new options?

A11.    To receive a grant of new options under the terms of the offer, you must be a director or employee of Zamba or one of our subsidiaries through the new option grant date. (See Section 1)

        As discussed below, we will grant new options to you on the first business day that is at least 6 months and 1 day after the cancellation date. We expect that the new option grant date will be December 15, 2003. If, for any reason, you do not remain a director or employee of Zamba or one of our subsidiaries or a successor entity through the new option grant date, you will not receive any new options or other compensation in exchange for the eligible options that you tendered and that we accepted for exchange and subsequently cancelled. Unless otherwise expressly provided by the applicable laws of a non-U.S. jurisdiction, your employment with us or one of our subsidiaries remains "at will" and can be terminated by you or us or one of our subsidiaries at any time, with or without cause or notice. In addition, directors are subject to removal, either by our stockholders or other directors, as provided for in our Bylaws and the General Corporation Law of Delaware. (See Section 1)

Q12.    When will you receive your new options?

A12.    We will grant the new options on the new option grant date, which we expect to be December 15, 2003. The new option grant date will be the first business day that is at least 6 months and 1 day after the date on which we cancel the options accepted for exchange. Our board of directors has selected this date as the actual grant date for the new options. We will not grant the new options before the new option grant date.

        We will send you notification that we have accepted your tendered options for exchange along with a promise to grant stock options promptly after the expiration date of the exchange offer. The promise to grant stock options represents our commitment to grant you a new option on the new option grant date, provided that you remain a director or employee of Zamba or one of our subsidiaries through the new option grant date. (See Section 6)

Q13.    When will the options you elect to exchange be cancelled?

A13.    The options you elect to exchange will be cancelled on the first business day following the expiration date of this offer. We refer to this date as the cancellation date. If we do not extend the offer, the cancellation date will be June 12, 2003. Therefore, the new options will be granted on December 15, 2003. (See Section 6)

Q14.    Why won't you receive your new options immediately after the expiration date of the offer?

A14.    Published rules of the Financial Accounting Standards Board require options granted within 6 months of cancelled options to be treated as a variable expense to earnings. This means that we would be required to record the non-cash accounting impact of increases in our stock price as a compensation expense if we issued new options immediately. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least 6 months and 1 day, we believe that we will not have to treat the new options as a variable expense to earnings. (See Section 12)

Q15.    If you elect to exchange options in the offer, will you be eligible to receive other option grants before you receive your new options?

A15.    No. If you accept the offer, you cannot receive any other option grants before you receive your new options. We will defer granting you these other options to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer. (See Section 6)

        We intend to continue to review the option grants of all employees and directors from time to time as part of our normal compensation program. As a result of this review, we may decide to grant you additional options. We currently anticipate making a broad-based option grant to our employees on or around the same day that we issue new options in exchange for options that are tendered under this offer to exchange. Included in this anticipated grant are significant grants of options to our executive officers. If we accept and cancel options tendered in connection with the offer, the grant date and the pricing of any additional options that we may decide to grant to employees will be deferred until a date that is at least six months and one day from the cancellation date of the tendered options accepted for exchange. We have determined that it is necessary for us to defer the grant date and pricing of any such additional options to avoid incurring additional compensation expense against our earnings because of accounting rules that would apply to these interim option grants as a result of the offer.

Q16.    Is this a repricing?

A16.    No. The Financial Accounting Standards Board has adopted rules that result in unfavorable accounting consequences for companies that reprice options. If we repriced your options, our potential for profitability in the future could be significantly reduced because we would be required to record a charge against earnings with respect to any future appreciation of the repriced options. (See Section 12)

Q17.    Why can't we just grant you additional options?

A17.    Because of the large number of underwater options outstanding, granting additional options covering the same aggregate number of shares of common stock as the outstanding eligible options would have severe negative impact on our earnings and could create potential dilution, outstanding shares and earnings per share. Additionally, because our common stock is not traded on an exchange or quoted on NASDAQ, California's state securities laws require that the amount of outstanding options to purchase shares of our common stock not exceed thirty percent (30%) of our outstanding shares of common stock. In the absence of receiving a substantial number of options back through this offer to exchange, we could exceed this limitation if we were to issue a substantial number of additional options, which we anticipate doing. Further, we have a limited number of options that we may grant without stockholder approval, and our current reserves must be conserved for ongoing grants and new hires. (See Section 3)

Q18.    Will you be required to give up all of your rights under the cancelled options?

A18.    Yes. Once we have accepted options that you tender for exchange, your options will be cancelled and you will no longer have any rights under those options. We intend to cancel all options accepted for exchange on the cancellation date, which is the first business day following the expiration of the offer. We expect the cancellation date to be June 12, 2003. (See Section 6)

Q19.    What will the exercise price of the new options be?

A19.    The exercise price per share of the new options will be 100% of the fair market value of our common stock on the new option grant date, which will be the closing price reported by the OTC Bulletin Board for our common stock on the new option grant date, which is expected to be December 15, 2003. (See Section 9)

        We cannot predict the exercise price of the new options. Because we will grant new options on the first business day that is at least 6 months and 1 day after the date on which we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of your current options. (See Section 9)

Q20.    When will the new options vest?

A20.    Each new option will vest on the same vesting schedule as the old options, with credit for the period between the cancellation date of the old options and the grant date of the new options. For example, if you have one year of vesting towards a stock option grant that you tender for exchange in this offer, your new option grant will be vested for that one year of vesting of your tendered option, as well as for the approximate six-month period between the cancellation date and the new option grant date. Put another way, assuming the canceled option grant had a four-year vesting schedule, your new option will be granted with approximately 2 1/2 years of vesting left to complete until it is fully vested even though the option grant you tendered for exchange had 3 years of vesting left to complete at the time it was canceled.

        The vesting of any new options will cease if you are no longer a director or employee of or providing services to Zamba or one of our subsidiaries. (See Section 9)

Q21.    What if another company acquires us in a merger or stock acquisition?

A21.    Although we are not anticipating any such merger or acquisition, if we merge or consolidate with or are acquired by another entity between the expiration date and the new option grant date, then we will endeavor to cause the resulting entity to be obligated to grant the new options under the same terms as provided in this offer. However, we may not be able to cause the resulting entity to assume the terms of this offer, including the obligation to grant the new options. Further, if the resulting entity does agree to assume the terms of this offer, the type of security and the number of shares covered by each new option would be adjusted based on the consideration per share given to holders of options to acquire our common stock that are outstanding at the time of the acquisition. Such new option will have an exercise price at least equal to the fair market value of the acquiror's stock on the new option grant date. As a result of this adjustment, you may receive options for more or fewer shares of the acquiror's common stock than the number of shares subject to the eligible options that you exchange or than the number you would have received pursuant to a new option if no acquisition had occurred.

        Regardless of any such merger, consolidation or acquisition, the new option grant date will be the first business day that is at least 6 months and 1 day after the cancellation date. Consequently, you may not be able to exercise your new options until after the effective date of the merger, consolidation or acquisition. If you submit your options in the exchange and the merger, consolidation or acquisition occurs after the expiration date but before the new option grant date, you will not be able to exercise your option to purchase our common stock before the effective date of the merger, consolidation or acquisition. (See Section 9)

        You should be aware that these types of transactions could significantly affect our stock price, including potentially substantially increasing the price of our shares. Depending on the timing and structure of a transaction of this type, you might lose the benefit of any price appreciation in our common stock resulting from a merger or acquisition. The exercise price of new options granted to you after the announcement of a merger, consolidation or acquisition of Zamba would reflect any appreciation in our stock price resulting from the announcement, and could therefore exceed the exercise price of your current options. This could result in option holders who do not participate in this offer receiving a greater financial benefit than option holders who do participate. In addition, your new options may be exercisable for stock of the acquiror, not Zamba common stock, while option holders who decide not to participate in this offer could exercise their options before the effective date of the merger or acquisition and sell their Zamba common stock before the effective date. (See Section 9)

        Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees or directors before the grant of the new options under this option exchange program. Termination of your employment or service as a director for this or any other reason before the new options are granted means that you will receive neither new options, nor any other compensation for your cancelled options. (See Section 9)

Q22.    Are there circumstances under which you would not be granted new options?

A22.    Yes. If, for any reason, you are no longer a director or employee of Zamba or one of our subsidiaries on the new option grant date, you will not receive any new options. Unless otherwise expressly provided by the applicable laws of a non-U.S. jurisdiction, employment with us or one of our subsidiaries will remain "at-will" regardless of your participation in the offer and can be terminated by you or us or one of our subsidiaries at any time, with or without cause or notice. In addition, directors are subject to removal, either by our stockholders or other directors, as provided for in our Bylaws and the General Corporation Law of Delaware. (See Section 1)

        Moreover, even if we accept your options, we will not grant new options to you if we are prohibited from doing so by applicable law. For example, we could become prohibited from granting new options as a result of changes in Securities and Exchange Commission rules, regulations or policies, the laws, regulations or policies of any state in which we do business or have employees, any OTC Bulletin Board listing requirements, or the laws of a non-U.S. jurisdiction. We do not currently anticipate any such prohibitions. (See Section 13)

Q23.    If you elect to exchange an eligible option, do you have to elect to exchange all of the shares covered by that option?

A23.    Yes. We are not accepting partial tenders of options. However, you may elect to exchange the remaining portion of any option that you have partially exercised prior to the exchange. Accordingly, you may elect to exchange one or more of your option grants, but you must elect to exchange all of the unexercised shares subject to each grant or none of the shares for that particular grant. For example and except as otherwise described below, if you hold (1) an option to purchase 1,000 shares at $2.00 per share, 700 of which you have already exercised, (2) an option to purchase 1,000 shares at an exercise price of $3.00 per share, and (3) an option to purchase 2,000 shares at an exercise price of $4.00 per share, you may elect to exchange:

  •
  your first option covering 300 remaining unexercised shares;
  •
  your second option covering 1,000 shares;
  •
  your third option covering 2,000 shares;
  •
  two of your three options;
  •
  all three of your options; or
  •
  none of your options.

        These are your only choices in the above example. You may not elect, for example, to exchange your first option with respect to only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third option grants. (See Section 2)

        If you elect to exchange any of your options, then you must elect to exchange all of the options that we granted to you since November 13, 2002. For example, if you received an option grant in January 2001 and a grant in January 2003 and you want to exchange your January 2001 option grant, you also would be required to exchange your January 2003 option grant. (See Section 2)

Q24.    What happens to options that you choose not to exchange or that are not accepted for exchange?

A24.    Options that you choose not to exchange or that we do not accept for exchange remain outstanding until they expire by their terms and retain their current exercise price and current vesting schedule. (See Section 6)

Q25.    Will you have to pay taxes if you exchange your options in the offer?

A25.    If you exchange your current options for new options, you should not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. On the new option grant date, you will not be required under current law to recognize income for U.S. federal income tax purposes. (See Section 14)

        If you are a tax resident of a country other than the United States, the tax consequences of participating in this offer may be different for you. Please be sure to consult your own advisor regarding the potential tax consequences in Canada if you participate in this offer to exchange. (See Section 14)

        For all employees, we recommend that you consult with your own tax advisor to determine the personal tax consequences to you of participating in the exchange offer. If you are a resident of, or subject to the tax laws of, more than one country, you should be aware that there may be other tax and social insurance consequences which may apply to you.

Q26.    Will your new options be incentive stock options or non-qualified stock options for U.S. tax purposes?

A26.    All new options will be non-qualified stock options for U.S. tax purposes. There are differences between incentive stock options and non-qualified stock options, including possible differences in tax treatment upon exercise of the option. Under current U.S. law, an option holder will not realize taxable income upon the grant of either an incentive stock option or a non-qualified stock option. Further, a holder of an incentive stock option will not realize taxable income upon exercise of the incentive stock option, although such exercise could cause the person to be liable for the alternative minimum tax. However, when a holder of a non-qualified stock option exercises the non-qualified stock option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable at the time of exercise to the option holder. We recommend that you read the tax discussion in this offer to exchange and discuss the personal tax consequences of non-qualified stock options with your financial advisor. (See Sections 9 and 14)

Q27.    Why are employees who are residents of California, directors, and executive officers receiving new options from the 1993 Equity Incentive Plan and employees who are not directors, executive officers, or residents of California receiving options from the 2000 Non-Officer Stock Option Plan?

A27.    Our 1993 Equity Incentive Plan is a stockholder-approved plan, and the 2000 Non-Officer Stock Option Plan is not a stockholder-approved plan. Various state and federal laws and Nasdaq rules require that employees who are residents of California, directors, and executive officers receive options from plans that have been approved by stockholders, subject to certain exceptions that are not applicable to this exchange. All new options that will be granted will be non-qualified stock options, with similar rights and tax obligations.

Q28.    Can the offer be extended, and if so, how will we notify you if the offer is extended?

A28.    The offer expires at 12:00 Midnight, Central Time, on June 11, 2003, unless we extend it. We may, in our discretion, extend the offer at any time, but we do not currently expect to do so. If we extend the offer, we will issue a press release or other public announcement disclosing the extension no later than 8:00 a.m., Central Time, on the next business day following the previously scheduled expiration date of the offer. (See Section 2)

Q29.    How do you elect to exchange your options?

A29.    If you elect to exchange your options, you must deliver, before 12:00 Midnight, Central Time, on June 11, 2003, or such later date and time as we may extend the expiration of the offer, a properly completed and executed election form to Mary Ellen Vitello.

        If you wish to tender your options for exchange, you must complete and sign the attached letter of transmittal in accordance with its instructions, and mail, fax or hand deliver it and any other required documents to us at Zamba Corporation, Attention: Mary Ellen Vitello, 3033 Excelsior Blvd., Suite 200, Minneapolis, Minnesota 55416, facsimile: (952) 832-9383. Delivery by e-mail will not be accepted.

        This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any or all options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions described in the offer to exchange, we will accept all properly tendered options promptly after the expiration of the offer. If you submit an election to exchange any options but fail to list the options granted to you since November 13, 2002, which are required to be elected to be exchanged, those options automatically will be tendered for exchange under this offer. For further information on your options since November 13, 2002, see Q&A 32 below. (See Section 4)

Q30.    During what period of time may you withdraw options that you previously elected to exchange?

A30.    You may withdraw any options that you previously elected to exchange at any time before the offer expires at 12:00 Midnight, Central Time, on June 11, 2003. If we extend the offer beyond that time, you may withdraw any options that you previously elected to exchange at any time before the extended expiration of the offer.

        To withdraw some or all of your options, you must deliver a Notice of Change in Election from Accept to Reject form and new Letter of Transmittal to Mary Ellen Vitello before the expiration date. The new form must be signed and be clearly dated after the date of your original election form. The new form must also indicate which options you no longer wish to exchange and must include any additional required information.

        If you withdraw options, you may re-elect to exchange them only by delivering a Notice of Change in Election from Reject to Accept form and new Letter of Transmittal in accordance with the procedures detailed in Q&A 29 above. This form must list all the options you want to exchange.

        Although we intend to accept all options validly elected to be exchanged promptly after the expiration of this offer, if we have not accepted your options by 12:00 Midnight, Central Time, on June 12, 2003, you may withdraw your options. (Section 5)

Q31.    Can you change your election regarding options you have elected to exchange?

A31.    Yes, you may change your election to exchange any particular options at any time before the offer expires at 12:00 Midnight, Central Time, on June 11, 2003. If we extend the offer beyond that time, you may change your election to exchange options at any time until the extended offer expires. In order to change your election to include options that you had not previously tendered, you must deliver a Notice of Change in Election from Reject to Accept form and new Letter of Transmittal to Mary Ellen Vitello.

        You may deliver your properly completed and executed Notice of Change in Election from Reject to Accept form and new Letter of Transmittal to Mary Ellen Vitello by mail, fax or hand delivery by using the contact information provided in Q&A 28 above. Your Notice of Change in Election from Reject to Accept form and new Letter of Transmittal must include the required information regarding all of the options you want to exchange and must be signed and clearly dated after the date of your original election form. In order to withdraw from the exchange offer some or all of the options you previously tendered, you must deliver to Mary Ellen Vitello a Notice of Change in Election from Accept to Reject form and new Letter of Transmittal before the offer expires. The Notice of Change in Election from Accept to Reject form and new Letter of Transmittal must be signed, be clearly dated after the date of your original election form and indicate which options you no longer wish to exchange, and it must also include any additional required information. For more information on withdrawing your options, please see Q&A 30 above. (See Section 5)

Q32.    Why do you have to exchange options granted after November 13, 2002, if you choose to participate?

A32.    Under current accounting rules, options that we granted during the six-month period before this offer commenced and the six-month period after cancellation of the tendered options could be viewed as "replacement" options for the cancelled grants. As such, Financial Accounting Standards Board rules would require unfavorable accounting treatment for these replacement option grants. (See Section 12)

Q33.    Are we making any recommendation as to whether you should exchange your eligible options?

A33.    No. We are not making any recommendation as to whether you should accept the offer to exchange your options. You must make your own decision as to whether or not to accept the offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor. (See Section 3)

Q34.    Who can you talk to if you have questions about the offer, or if you need additional copies of the offer documents?

A34.    For additional information or assistance, you should contact Ian Nemerov at (952) 844-3126 or by email at inemerov@zambasolutions.com. (See Section 10)

Risks of Participating in the Offer

        Participation in the offer involves a number of risks, including those described below. This list highlights the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this offer to exchange discussing the tax consequences in the United States and Canada, as well as the rest of this offer to exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in the exchange offer.

        In addition, this offer to exchange and our SEC reports referred to above include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these forward-looking statements by our use of the words "believes," "anticipates," "plans," "expects," "may," "will," "would," "intends," "estimates" and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, and/or performance of achievements. We do not assume any obligation to update any forward-looking statements that we make, whether as a result of new information, future events or otherwise.

        Factors that may impact forward-looking statements include, among others, the growth rate of the marketplace for customer-centric solutions, our ability to develop skills in implementing customer-centric solutions, the ability of our partners to maintain competitive products, the impact of competition and pricing pressures from actual and potential competitors with greater financial resources than we have, our ability to obtain large-scale consulting services agreements, client decision-making processes, changes in expectations regarding the information technology industry, our ability to fund operations, our ability to hire and retain competent employees, our ability to make acquisitions under advantageous terms and conditions, our success in integrating acquisitions into our business and our culture, and possible costs incurred related to the integration, our ability to grow revenues from acquired companies, possible changes in collections of accounts receivable, changes in general economic conditions and interest rates, changes in information technology spending within companies, changes in the global geopolitical situation, sales of our NextNet shares, and other factors identified in our filings with the Securities and Exchange Commission, including the factors set forth on Exhibit 99.01 to this Annual Report on Form 10-K.

If we do not grow our revenues enough to remain profitable, we will have to obtain other financing to continue operations.

        Although we significantly reduced our cost structure during 2002 and recorded net income of $2,061,000 in the first quarter of 2003, this amount included a gain on sale of investment of $1,853,000 and an extraordinary gain from debt extinguishment of $198,000. If we had not realized these gains, our net income would have been $10,000 in the first quarter of 2003. Over the last four quarters, our revenues have been nearly flat, only increasing from $2.5 million to $2.8 million. To fund our operations over this period, we have received approximately $9.4 million from private sales of our common stock and shares of our holdings of Series A Preferred Stock in NextNet Wireless, Inc. We have also supported our operations by borrowing funds under our banking relationship with Silicon Valley Bank, which, since July 29, 2002, has been in the form of an Accounts Receivable Purchase Agreement.

        If we are unable to maintain profitability, we may have to sell additional shares of our NextNet Series A Preferred Stock, borrow additional amounts from Silicon Valley Bank under our Accounts Receivable Purchase Agreement, or find additional financing. There is no assurance that we will be able to find additional purchasers for the NextNet Series A Preferred Stock we own or that such sales will be on advantageous terms. The number of potential purchasers of our NextNet holdings is quite limited, for many reasons, including the fact that investors have not been generally interested in telecommunications products companies over the past few years.

        Under our Accounts Receivable Purchase Agreement with Silicon Valley Bank, Silicon Valley Bank advances us amounts up to 80% of the invoice value for eligible accounts receivable, to a maximum accounts receivable balance of $2.5 million. Silicon Valley Bank can reject any or all of the invoices we submit, which could cause us to be dependent upon the timeliness of our collections from our clients. If we are unable to grow our revenues, manage our growth and projects effectively, or obtain additional financing, we may realize a material adverse effect in the quality of our services and products, our ability to retain key personnel, and our business, financial condition and results of operations.

We could be classified as an inadvertent investment company.

        Our holdings of NextNet may constitute investment securities under the Investment Company Act of 1940. We will suffer adverse consequences if we are deemed to be an investment company under the Investment Company Act of 1940. A company may be deemed to be an investment company if it owns investment securities with a value exceeding 40% of its total assets, subject to certain exclusions. We have not held ourselves out as an investment company, but if we were to be deemed an investment company, we would become subject to registration and regulation as an investment company under the Investment Company Act of 1940. If we failed to register, we would be prohibited from engaging in business or issuing our securities and might be subject to civil and criminal penalties for noncompliance. In addition, certain of our contracts might be voidable, and a court-appointed receiver could take control of our company and liquidate our business. If we registered as an investment company, we would be subject to restrictions regarding our operations, investments, capital structure, governance and reporting of our results of operations, among other things, and our ability to operate as we have in the past would be adversely affected.

        Unless an exclusion or safe harbor were available to us, in certain circumstances, we would have to attempt to reduce our investment securities as a percentage of our total assets in order to avoid becoming subject to the requirements of the Investment Company Act of 1940. This reduction can be attempted in a number of ways, including the disposition of investment securities and the acquisition of non-investment security assets. If we were required to sell investment securities, we may sell them sooner than we otherwise would, which may require that those securities be sold at a substantial discount, and we may never realize anticipated benefits from, or may incur losses on, these investments. Further, if only a portion of the shares of NextNet that we own are sold at a discount, the value of the remaining shares may be adversely affected. Some investments may not be sold due to contractual or legal restrictions or the inability to locate a suitable buyer. Moreover, we may incur tax liabilities when we sell assets.

        We filed an application on April 14, 2003 with the Securities and Exchange Commission ("SEC") to seek an order declaring Zamba to be engaged in a business other than that of owning or holding securities based on our historical development, the activities of our officers, directors and employees, how we represent Zamba's business, the nature of our assets and sources of our income. We can give no assurance, however, that the SEC will issue this order.

The market for our stock is subject to rules and risks relating to low-priced stock.

        Our common stock is currently listed for trading on the NASD Over-The-Counter Bulletin Board and is subject to the "penny stock rules" adopted pursuant to Section 15(g) of the Securities Exchange Act of 1934, as amended. In general, the penny stock rules apply to non-Nasdaq or non-national stock exchange companies whose common stock trades at less than $5.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document, quote information, broker's commission information and rights and remedies available to investors in penny stocks. Many brokers have decided not to trade "penny stock" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. The "penny stock rules," therefore, may have an adverse impact on the market for our common stock and may affect our ability to attract competitive funding. Further, because our stock is currently listed on the Over-The-Counter Bulletin Board, this means that, among other things, our stock is less liquid as compared to when it was listed on the Nasdaq stock market. As a result, investors in our common stock will be less able to sell stock holdings or receive accurate stock price quotations.

The loss of a significant client could impact our operations.

        We derive a substantial part of our revenues from a small number of clients. During the first quarter of 2003, 96% of our revenues came from our top ten customers and 77% came from our top five customers. During the first quarter of 2003, three clients — Union Bank of California (28%), Symbol Technologies (18%), and Best Buy Corporation (13%) — each comprised more than 10% of our revenues. The loss of one or more of these clients could materially adversely affect our business, financial condition and results of operations.

There may be a conflict of interest among Zamba's directors with regard to our holdings in NextNet Wireless, Inc.

        Two of our directors, Joe Costello and Dixon Doll, are also shareholders and directors of NextNet. Mr. Costello is Chairman of both companies. We have sold approximately $7.7 million of NextNet Series A Preferred Stock during 2002 and the first quarter of 2003 to fund operations, including sales of approximately $2.0 million to Mr. Costello and $150,000 to investment entities managed by Dr. Doll. Additionally, another director of Zamba, Sven Wehrwein, has been a consultant for NextNet. In their roles as directors of Zamba and directors or consultants for NextNet, these directors may be faced with situations that require them to recuse themselves from voting on matters affecting our company.

We face economic risks.

        If the price of our common stock increases after the date on which your options are cancelled, your cancelled options might have been worth more than the new options that you have received in exchange. For example, if you cancel options with an exercise price of $2.00 per share, and the price of our common stock increases to $3.00 per share when the new options are granted, your new option will have a higher exercise price than the cancelled option.

        If you participate in the offer, you will be ineligible to receive any additional option grants until December 15, 2003, at the earliest. Employees and directors generally are eligible to receive option grants at any time that we choose to make such grants. However, if you participate in the offer, you will not be eligible to receive any additional option grants until December 15, 2003, at the earliest.

        If we are acquired by or merge with another company, your cancelled options might have been worth more than the new options that you receive in exchange for them. A transaction involving us, such as a merger or other acquisition, could affect our stock price, and may increase the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

        If your employment or service as a director terminates before we grant the new options, including as the result of a reduction-in-force or another company's acquisition of us, you will neither receive a new option nor have any of your cancelled options returned to you. Once we cancel the options that you elect to exchange, all of your rights under the options terminate. Accordingly, if your employment or service as a director with us or one of our subsidiaries terminates for any reason, including as the result of a reduction-in-force or another company acquiring Zamba, before the grant of the new options, you will have the benefit of neither the cancelled option nor any new option.

        Our revenues depend on the health of the economy and the growth of our customers and potential customers. If the economic conditions in the United States remain stagnant or worsen or if a wider or global economic slowdown occurs, we may experience a material adverse impact on our business, operating results, and financial condition and may undertake various measures to reduce our expenses including, but not limited to, a reduction-in-force. Should your employment be terminated as part of any such reduction-in-force, you will have the benefit of neither the cancelled option nor any new option.

        If another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees or directors before the new option grant date. If your employment or service as a director terminates for this or any other reason before the new option grant date you will not receive a new option, nor will you receive any other compensation for your options that were cancelled.

You may face tax-related risks from participating in this exchange offer.

        It is possible, although we believe it is unlikely, for the IRS to claim that this exchange offer modifies existing incentive stock options, even if the holder of such options does not participate in the option exchange program. We believe that you will not be subject to current U.S. federal income tax if you participate in the option exchange program. However, we encourage you to consult with your tax advisor to determine if your particular situation may cause any tax effects as a result of participation.

Tax Related Risks For Canadian Residents

        Generally, the grant of replacement options should not be a taxable event under the Income Tax Act (Canada). However, this position is not certain with respect to options that you tender for exchange and cancellation in accordance with the terms of the offer. Although we do not believe there will be a taxable event on the exchange, it is possible that if the stock price drops between the time of the cancellation of tendered options and the grant of replacement options, the value of the replacement options would be required to be included in your income. Additionally, on the subsequent exercise of the replacement options and on the subsequent disposition of the underlying shares, you may not be able to include the amount previously included in income and taxed in the cost basis of the replacement options for the purpose of calculating tax on the option "spread" and also may not be able to include this amount in the cost basis of the shares acquired upon the exercise of the replacement options for the purpose of calculating any capital gains or losses arising on the disposition of such shares. YOU SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

Tax-Related Risks For Tax Residents of Multiple Jurisdictions

        If you are a resident of or are otherwise subject to the tax laws of more than one country, you should be aware that there may be other tax and social insurance consequences that may apply to you.

YOU SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

General economic conditions and current economic and political uncertainty could adversely affect Zamba.

        The terrorist attacks that took place on September 11, 2001, disrupted commerce throughout the world and created many economic and political uncertainties that have had a strong negative impact on the global economy. The long-term effects of the September 11, 2001 attacks on Zamba's future operating results and financial condition remain unknown. The national and international responses to terrorist attacks, the potential for future terrorist attacks and other acts of hostility, and the unsettled situation in the Middle East have created economic and political uncertainties that could adversely affect Zamba's future operating results and financial condition.

We face additional risks that are incidental to our business.

  •
  We are experiencing continued pressure on pricing and margins in the sale of our services, which may impair our ability to sustain profitability or positive cash flow.
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  The markets we face are highly competitive and we may not be able to compete effectively, especially against competitors with greater resources or market identification.
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  Our business may suffer unless global economic conditions improve.
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  The price of our common stock could fluctuate significantly, which may result in losses for investors.
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  Anti-takeover effects of Delaware law, our Stockholder Rights Plan, and our change in control severance arrangements could prevent a change in control of our company.
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  Our success depends on our retention of certain key personnel, our ability to hire additional key personnel and the maintenance of good relations with our employees.

Zamba's success depends largely on its ability to attract and retain key personnel.

        Much of the future success of Zamba depends on the continued service and availability of skilled personnel, including those in technical, marketing and staff positions. Experienced personnel in the consulting industry are in high demand and competition for their talents is intense. There can be no assurance that Zamba will be able to successfully attract and retain the key personnel it needs. Additionally, because many employees in the consulting industry view stock options as a material component of their compensation, volatility or a lack of positive performance in Zamba's stock price may adversely affect its ability to retain key employees. As of May 13, 2003, more than half of Zamba's outstanding employee stock options were out-of-the-money.

The Offer

1.    Eligibility.

        You are eligible to tender options for exchange if you are a director or employee of Zamba or one of our subsidiaries, as of May 13, 2003, and you remain a director or employee through the date on which the options elected to be exchanged are cancelled. We believe that only directors and employees in the United States and Canada currently hold options that are eligible to be exchanged. Executive officers and members of our board of directors are eligible to participate in the offer. Our executive officers and directors are identified on Schedule A to this offer to exchange.

        In order to receive a new option, you must remain on our Board of Directors or employed by us or one of our subsidiaries through the new option grant date, which is the date on which the new options are granted, and will be the first business day that is at least 6 months and 1 day after the cancellation date. If we do not extend the offer, the new option grant date will be December 15, 2003. If, for any reason, you do not remain a director or employee of Zamba, one of our subsidiaries or a successor entity through the new option grant date, you will not receive any new options or other compensation in exchange for your options that have been accepted for exchange. This means that if you quit or your service as a director ends, with or without a good reason, or die or we terminate your employment or directorship, with or without cause, before the new option grant date, you will not receive anything for the options that you elected to exchange and that we cancelled. Unless expressly provided by the applicable laws of a non-U.S. jurisdiction, your employment with us or one of our subsidiaries will remain "at-will" and can be terminated by you or us or one of our subsidiaries at any time, with or without cause or notice. In addition, directors are subject to removal, either by our stockholders or other directors, as provided for in our Bylaws and the General Corporation Law of Delaware.

2.    Number of options; expiration date.

        Subject to the terms and conditions of the offer, we will accept outstanding, unexercised options granted under our 1989 Stock Option Plan, our 1993 Equity Incentive Plan, our 1993 Directors Stock Option Plan, our 1997 Stock Option Plan for Key Employees, Consultants and Directors of QuickSilver Group, Inc., our 1998 Non-Officer Stock Option Plan, our 1999 Non- Officer Stock Option Plan, our 2000 Non-Officer Stock Option Plan, and our 2000 Non-Qualified Stock Option Plan that are held by eligible directors and employees and that are properly elected to be exchanged, and are not validly withdrawn before the expiration date, and we will exchange them for new options.

        Each option grant that you elect to exchange must be for the entire portion of that grant that is outstanding and unexercised. We are not accepting partial tenders of options. However, you may elect to exchange the remaining portion of an option that you have partially exercised. As a result, you may elect to exchange one or more of your option grants, but you must elect to exchange all of the unexercised shares subject to each grant or none of the shares for that particular grant.

        For example and except as otherwise described below, if you hold (1) an option to purchase 1,000 shares at $2.00 per share, 700 of which you have already exercised, (2) an option to purchase 1,000 shares at an exercise price of $3.00 per share, and (3) an option to purchase 2,000 shares at an exercise price of $4.00 per share, you may elect to exchange:

  •
  your first option covering 300 remaining unexercised shares;
  •
  your second option covering 1,000 shares;
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  your third option covering 2,000 shares;
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  two of your three options;
  •
  all three of your options; or
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  none of your options.

        These are your only choices in the above example. You may not, for example, elect to exchange your first option with respect to only 150 shares, or any other partial amount, under that grant or less than all of the shares under the second and third option grants.

        If you elect to exchange any of your options, then you must elect to exchange all of your options that were granted to you since November 13, 2002. For example, if you received an option grant in January 2001 and a grant in January 2003 and you want to exchange your January 2001 option grant, you also would be required to exchange your January 2003 option grant, even if the January 2003 grant is otherwise ineligible for exchange. This includes all options granted to you between the commencement of this offer on May 13, 2003 and the expiration date.

        Subject to the terms of this offer and upon our acceptance of your properly tendered options, the number of new options you receive will depend on the original exercise price at which your exchanged options were granted. Exchanged options are any options that you tender and we accept for exchange pursuant to this offer. Your exchanged options will be exchanged for new options as follows:

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  Exchanged options with an exercise price per share less than or equal to $1.50 will be replaced with new options at an exchange ratio of one (1) new option for every two (2) exchanged options.

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  Exchanged options with an exercise price per share greater than or equal to $1.51 and less than or equal to $2.00 will be replaced with new options at an exchange ratio of one (1) new option for every three (3) exchanged options.

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  Exchanged options with an exercise price per share greater than or equal to $2.01 will be replaced with new options at an exchange ratio of one (1) new option for every four (4) exchanged options.

        The following chart illustrates these ratios:

Old Option Exercise Price
Greater Than or Equal To	Less Than or Equal To	Exchange Ratio (Old: New)
$0	$1.50	2:1
$1.51	$2.00	3:1
$2.01	and above	4:1

        Fractional shares will be rounded to the nearest whole share. The number of shares to be covered by your new option is subject to adjustment for any stock splits, subdivisions, combinations, stock dividends and similar events that occur after the cancellation date but before the new option grant date. All new options will be subject to the terms of the 1993 Equity Incentive Plan, from which new options will be granted to employees who are residents of the State of California, directors, and executive officers, or the 2000 Non-Officer Stock Option Plan, from which new options will be granted to employees who are not directors, executive officers, or residents of the State of California, and to a new option agreement between you and us. The forms of option agreement under each plan are attached as exhibits to the Schedule TO with which this offer to exchange has been filed.

        The expiration date for the offer will be 12:00 Midnight, Central Time, on June 11, 2003, unless we extend the offer. We may, in our discretion, extend the period of time during which the offer will remain open, in which event the expiration date shall refer to the latest time and date at which the extended offer expires. See Section 15 of this offer to exchange for a description of our rights to extend, terminate and amend the offer.

3.    Purpose of the offer.

        Stock options play a critical role in our compensation philosophy, providing the opportunity for employees and directors to share in our success. We issued the outstanding options to motivate our employees and directors to perform at high levels and provide an effective means of recognizing employee and director contributions to our success.

        Unfortunately, our share price has declined significantly over the last few years, leaving many employees and directors with stock options, whether or not they are currently exercisable, that have exercise prices that are significantly higher than the current market price of our shares, which options commonly are referred to as being "underwater." This offer is designed to provide our employees and directors the opportunity to replace "underwater" options with options that will generally have an exercise price equal to the fair market value of the shares on the new option grant date (commonly referred to as "at-the-money options") and that may have greater potential to increase in value over time. We believe this will create better performance incentives for eligible employees and directors and, as a result, maximize stockholder value.

        Under the offer, for every option that is exchanged we will grant new options under our 1993 Equity Incentive Plan to employees who are residents of the State of California, directors, and executive officers, or under the 2000 Non-Officer Stock Option Plan to employees who are not directors, executive officers, or residents of the State of California. However, because we will not grant new options until the first business day that is at least 6 months and 1 day after the date on which we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of our current outstanding options. Additionally, because of the drop in our stock price over the last few years, the number of unexercised options outstanding has grown to an undesirable level. By offering employees and directors the opportunity to exchange underwater options for a smaller number of at-the-money options, we have the potential to significantly reduce the total number of options outstanding. We currently anticipate making a broad-based option grant to our employees on or around the same day that we issue new options in exchange for options that are tendered under this offer to exchange. Included in this anticipated grant are significant grants of options to our executive officers.

        The exchange ratios have been developed to be fair to you and responsible to our stockholders.

        We chose to make this offer instead of simply granting more options for a number of reasons. Because of the large number of outstanding underwater options, granting additional options covering the same number of shares of common stock as the outstanding eligible options would have severe negative impact on our potential dilution, outstanding shares and earnings per share. Additionally, California securities laws applicable to us as a publicly-held employer of California employees whose common stock is not traded on a national stock exchange or quoted on Nasdaq require that the amount of outstanding options to purchase shares of our common stock not exceed thirty percent (30%) of our outstanding shares of common stock. Further, we have a limited number of options that we may grant without stockholder approval, and therefore our current reserves must be conserved for ongoing grants and new hires.

        Subject to the above, and except as otherwise disclosed in this offer to exchange or in our filings with the Securities and Exchange Commission, we presently have no plans or proposals that relate to or would result in:

  •
  any extraordinary transaction, such as a merger, reorganization or liquidation involving us or any of our subsidiaries;

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  any purchase, sale or transfer of a material amount of our assets or any of our subsidiaries;

  •
  any material change in our indebtedness or capitalization;

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  any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

  •
  any other material change in our corporate structure or business;

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  our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

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  our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

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  the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act; or

  •
  any change in our charter or bylaws, or any actions which may impede the acquisition of control of us by any person.

        Neither we nor our board of directors makes any recommendation as to whether you should accept this offer and elect to exchange your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision whether or not to elect to exchange your options.

4.    Procedures for electing to exchange options.

Proper Election to Exchange Options.

        To validly elect to exchange your options through the offer, you must, in accordance with the instructions of the letter of transmittal, properly complete, execute and deliver the election form to Mary Ellen Vitello, along with any other necessary forms, before the expiration date. The expiration date will be 12:00 Midnight, Central Time, on June 11, 2003, unless we decide to extend the offer. All the necessary forms are attached to this offer to exchange. You must submit your election form to Mary Ellen Vitello no later than 12:00 Midnight, Central Time, on June 11, 2003.

Contact information for
Mary Ellen Vitello:
(952) 844-3171 (phone)
(952) 832-9383 (fax)
 mvitello@zambasolutions.com

        If you are mailing your forms, please mail to the following address:

Mary Ellen Vitello
3033 Excelsior Blvd., Suite 200
Minneapolis, MN 55416

        If you elect to exchange any options through this offer, you must also elect to exchange all options that we granted to you since November 13, 2002. Even if you submit an election form but fail to list the options that are required to be elected to be exchanged, your grants since November 13, 2002 will automatically be tendered for exchange under this offer.

        If you submit an election form, and then decide that you would like to elect to exchange additional options, you must submit a Notice of Change in Election from Reject to Accept form and new Letter of Transmittal to Mary Ellen Vitello by the expiration date. This Notice of Change in Election from Reject to Accept form and new Letter of Transmittal must be signed, and dated after your original election form and must be properly completed. This Notice of Change in Election from Reject to

Accept form and new Letter of Transmittal must also list all of the options that you wish to tender for exchange.

        The delivery of all documents, including election forms, is at your risk. It is your responsibility to ensure that your election form has been received by us prior to the expiration date. You should be sure to keep any confirmations or receipts that you obtain when you send in your election form.

        However, our receipt of your election form is not by itself an acceptance of the options for exchange. For purposes of the offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally, or individually, of our acceptance of options for exchange. We may issue this notice by press release or e-mail. Options accepted for exchange will be cancelled on the cancellation date, which we presently expect to be December 15, 2003.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

        We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept all properly tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our sole discretion.

Our Acceptance Constitutes an Agreement.

        Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of the offer. Our acceptance of your options elected to be exchanged by you through the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

5.    Withdrawal rights and change of election.

        You may withdraw any options that you previously elected to exchange only in accordance with the provisions of this section.

        You may withdraw your options that you previously elected to exchange at any time before 12:00 Midnight, Central Time, on June 11, 2003. If we extend the offer beyond that time, you may withdraw your options at any time until the extended expiration of the offer.

        In addition, although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options by 12:00 Midnight, Central Time, on June 12, 2003, you may withdraw your options at any time thereafter.

        To validly withdraw some or all of the options that you previously elected to exchange, you must deliver to Mary Ellen Vitello, in accordance with the procedures listed in Section 4 above, a Notice of Change in Election from Accept to Reject form and new Letter of Transmittal, while you still have the right to withdraw the options. The Notice of Change in Election from Accept to Reject form and new Letter of Transmittal must be signed, and must be clearly dated after the date of your original election form contain any other required information. The Notice of Change in Election from Accept to Reject form and new Letter of Transmittal must indicate which options you no longer wish to exchange.

        All the necessary forms are attached to this offer to exchange, must be properly completed and executed, and delivered to Mary Ellen Vitello by 12:00 Midnight Central Time, on June 11, 2003.

Contact information for
Mary Ellen Vitello:
(952) 844-3171 (phone)
(952) 832-9383 (fax)
 mvitello@zambasolutions.com

        If you are mailing your forms, please mail to the following address:

Mary Ellen Vitello
3033 Excelsior Blvd., Suite 200
Minneapolis, MN 55416

        You may not rescind any withdrawal, and any options that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange those options before the expiration date. To re-elect to exchange some or all of your withdrawn options, you must submit a Notice of Change in Election from Reject to Accept form and new Letter of Transmittal to Mary Ellen Vitello before the expiration date by following the procedures described in Section 4 of this offer to exchange. This Notice of Change in Election from Reject to Accept form and new Letter of Transmittal must be signed and dated after any previously submitted election form. It must be properly completed and it must list all of the options you wish to tender for exchange.

        If you do not wish to withdraw any options from the offer, but would like to elect to tender additional options for exchange, you must also submit a Notice of Change in Election from Reject to Accept form and new Letter of Transmittal to Mary Ellen Vitello before the expiration date by following the procedures described in Section 4 of this offer to exchange. This Notice of Change in Election from Reject to Accept form and new Letter of Transmittal must be signed, and dated after your original election form. It must be properly completed and it must list all of the options you wish to tender for exchange.

        Neither we nor any other person is obligated to give you notice of any defects or irregularities in any election forms, including forms through which you change your election, or withdraw some or all of your options from the offer, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of all forms. Our determination of these matters will be final and binding.

        The delivery of all documents, including any election forms through which you change your election, or withdraw some or all of your options from the offer, is at your risk. It is your responsibility to ensure that we have received your most recent form or any other documents you have submitted prior to the expiration date. You should be sure to keep any confirmations or receipts that you obtain when you send in any form.

6.    Acceptance of options for exchange and issuance of new options.

        Upon the terms and conditions of the offer and promptly following the expiration date, we will accept for exchange and cancel eligible options properly tendered for exchange and not validly withdrawn before the expiration date. Once the options are cancelled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the date of our acceptance, which we anticipate to be June 12, 2003.

        For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally, or individually, of our acceptance for exchange of the options. This notice may be made by press release or e-mail. Subject to our rights to terminate the offer, discussed in Section 15 of this offer to exchange, we currently expect that we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn.

        You will be granted a new option on the first business day that is at least 6 months and 1 day after the date on which we cancel the options accepted for exchange. Our board of directors has selected this date as the actual grant date for the new options. All new options will be non-qualified stock options. We will grant new options to you under either our 1993 Equity Incentive Plan, from which new options will be granted to employees who are residents of the State of California, directors, and executive officers, or the 2000 Non-Officer Stock Option Plan, from which new options will be granted to employees who are not directors, executive officers, or residents of the State of California. Therefore, subject to the terms and conditions of this offer, if your options are properly elected to be exchanged by 12:00 Midnight, Central Time, on June 11, 2003, the scheduled expiration date of the offer, and are accepted for exchange by us and cancelled on June 12, 2003, you will be granted a new option on December 15, 2003.

        If we accept and cancel options properly tendered for exchange after June 11, 2003, the date on which the new options will be granted will be similarly delayed. Promptly after the expiration date of the exchange offer, we will issue to you notification of our acceptance of your properly tendered options along with a promise to grant stock options. The promise to grant stock options will evidence our binding commitment to grant a stock option to you on a date no earlier than December 15, 2003 covering the number of shares you would be entitled to under this offer, provided that you remain an employee or director of us or one of our subsidiaries through the date on which the grant is to be made.

        Subject to the terms of this offer and upon our acceptance of your properly tendered options, the number of new options you receive will depend on the original exercise price at which your exchanged options were granted. Exchanged options are any options that you tender and we accept pursuant to this offer. Your exchanged options will be exchanged in accordance with the exchange ratios described in Section 2 of this offer to exchange.

        The following chart illustrates these ratios:

Old Option Exercise Price
Greater Than or Equal To…	Less Than or Equal To…	Exchange Ratio (Old : New)
$0	$1.50	2 : 1
$1.51	$2.00	3 : 1
$2.01	And above	4 : 1

        Fractional shares shall be rounded to the nearest whole share. The number of shares covered by your new option is subject to adjustments for any stock splits, subdivisions, combinations, stock dividends and similar events that occur between the cancellation date and the new option grant date.

        If, for any reason, you are not a director or employee of Zamba, one of our subsidiaries or a successor entity through the new option grant date, you will not receive any new options or other compensation in exchange for your options that have been cancelled pursuant to this offer.

        If we accept options you tender to exchange in the offer, we will defer granting to you any other options for which you otherwise may be eligible before the new option grant date. Consequently, we will not grant you any new options until at least 6 months and 1 day after any of your options have been cancelled. We will defer granting you these other options in order to avoid incurring compensation expense against our earnings as a result of accounting rules that could apply to these interim option grants as a result of the offer. We currently anticipate making a broad-based option grant to our employees on or around the same day that we issue new options in exchange for options that are tendered under this offer to exchange. Included in this anticipated grant are significant grants of options to our executive officers.

        Options that you choose not to tender to exchange or that we do not accept for exchange will remain outstanding until they expire by their terms and retain their current exercise price and current vesting schedule.

7.     Conditions of the offer.

        Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us to have occurred:

  •
  there shall have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

  •
  any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us;

  •
  there shall have occurred:

  •
  any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

  •
  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

  •
  any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States;

  •
  in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including a decline of at least 10% in either the Dow Jones Industrial Average, the NASDAQ Index or the Standard & Poor's 500 Index from the date of commencement of the exchange offer;

  •
  the commencement of a war or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially or adversely, or to delay materially, the completion of the exchange offer; or

  •
  if any of the situations described above existed at the time of commencement of the exchange offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the exchange offer;

  •
  there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer;

  •
  a tender or exchange offer, other than this exchange offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed;

  •
  any event or events occur that have resulted or may result, in our reasonable judgment, in a material adverse change in our business or financial condition; or

  •
  any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 above for a description of the contemplated benefits of the offer to us).

        If any of the above events occur, we may:

  •
  terminate the exchange offer and promptly return all tendered eligible options to tendering holders;

  •
  complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended exchange offer expires;

  •
  amend the terms of the exchange offer; or

  •
  waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

        The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights.

        The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.     Price range of shares underlying the options.

        The shares underlying your options currently are traded on the OTC Bulletin Board under the symbol "ZMBA." The following table shows, for the periods indicated, the high and low closing prices per share of our common stock, as reported by the OTC Bulletin Board since July 1, 2002, and by the Nasdaq National Market before July 1, 2002.

	High	Low
2003
First Quarter	0.28	0.05
2002
Fourth Quarter	0.25	0.06
Third Quarter	0.34	0.06
Second Quarter	0.63	0.17
First Quarter	0.70	0.29
2001
Fourth Quarter	0.62	0.34
Third Quarter	1.20	0.42
Second Quarter	1.99	0.77

        On May 8, 2003, the last reported sale price during regular trading hours of our common stock, as reported by the OTC Bulletin Board, was $0.15 per share. We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept the offer.

9.     Source and amount of consideration; terms of new options.

Consideration.

        We will issue new options to purchase shares of our common stock under either our 1993 Equity Incentive Plan, from which new options will be granted to employees who are residents of the State of California, directors, and executive officers, or our 2000 Non-Officer Stock Option Plan, from which new options will be granted to employees who are not directors, executive officers, or residents of the State of California, in exchange for the eligible outstanding options properly tendered for exchange by you and accepted by us that will be cancelled. Subject to any adjustments for stock splits, subdivisions, combinations, stock dividends and similar events that occur after the cancellation date but before the new option grant date and subject to the other terms and conditions of the offer, upon our acceptance of your properly tendered options, you will be entitled to receive a new option to purchase shares of our common stock. The number of new options you receive will depend on the original exercise price at which your exchanged options were granted. Exchanged options are any options that you tender and we accept pursuant to this offer. Your exchanged options will be exchanged for new options as in accordance with the exchange ratios described in Section 2 of this offer to exchange. The following chart illustrates these ratios:

Old Option Exercise Price
Greater Than or Equal To…	Less Than or Equal To…	Exchange Ratio (Old : New)
$0	$1.50	2 : 1
$1.51	$2.00	3 : 1
$2.01	And above	4 : 1

        Fractional shares shall be rounded to the nearest whole share. If we receive and accept tenders from eligible directors and employees of all options eligible to be tendered, subject to the terms and conditions of this offer, new options to purchase a total of approximately 3,811,317 shares of our common stock, or approximately 9.8% of the total shares of our common stock outstanding as of May 13, 2003, will be issued.

Terms of New Options.

        The new options will be non-qualified stock options for United States tax purposes and will be granted under either our 1993 Equity Incentive Plan, from which new options will be granted to employees who are residents of the State of California, directors, and executive officers, or our 2000 Non-Officer Stock Option Plan, from which new options will be granted to employees who are not directors, executive officers, or residents of the State of California. For every new option granted, a new option agreement will be entered into between us and each option holder who has elected to participate in the offer. The terms and conditions of the new options may vary from the terms and conditions of the options that you tendered for exchange, but such changes generally will not substantially and adversely affect your rights, except that, if you exchange incentive stock options, you will receive non-qualified stock options in return and the tax treatment of exercises of non-qualified stock options may differ from the tax treatment of exercises of incentive stock options. You should note that the vesting schedule of your new option will be substantially identical to the vesting schedule of your old option.

        In addition, you should note that because we will not grant new options until the first business day that is at least 6 months and 1 day after the date on which we cancel the options accepted for exchange, your new option may have a higher exercise price than some or all of the options that you elect to exchange.

        If you are a resident of a country other than the United States, some additional terms or restrictions may apply to you. Please be sure to see the appropriate portion of Section 14 for any special terms or conditions which may apply to you.

        The following descriptions summarize the material terms of our 1993 Equity Incentive Plan, from which new options will be granted to employees who are residents of the State of California, directors, and executive officers, and our 2000 Non-Officer Stock Option Plan, from which new options will be granted to employees who are not directors, executive officers, or residents of the State of California. Our statements in this offer to exchange concerning our 1993 Equity Incentive Plan, our 2000 Non-Officer Stock Option Plan, and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of our 1993 Equity Incentive Plan and our 2000 Non-Officer Stock Option Plan and the form of option agreement under each plan. Please contact us at Zamba Corporation, 3033 Excelsior Blvd., Suite 200, Minneapolis, Minnesota 55416, Attention: Mary Ellen Vitello, (telephone: (952) 844-3171), to receive a copy of either our 1993 Equity Incentive Plan or our 2000 Non-Officer Stock Option Plan and the forms of option agreement thereunder. We will promptly furnish you copies of these documents at our expense.

1993 Equity Incentive Plan.

        The maximum number of shares available for issuance through the exercise of options granted under our 1993 Equity Incentive Plan is 7,700,000 shares, of which 5,700,000 have been registered under the Securities Act of 1933, as amended, on registration statements on Form S-8 filed with the SEC. The 1993 Equity Incentive Plan is administered by the Compensation Committee of the board of directors, which we refer to as the administrator. Subject to the other provisions of the 1993 Equity Incentive Plan, the administrator has the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares subject to the option and the exercisability of the options. We intend to maintain an effective S-8 registration statement with respect to all shares issuable upon exercise of our outstanding stock options, but there is not assurance that such registration statement will be effective at the time you decide to sell shares of our common stock received upon exercise of your options. In such event, your ability to sell your shares may be limited.

General Terms of the Plan

Terms of New Options.

        Options generally have a term of 10 years. All new options to be granted through this offer will be non-qualified stock options for United States tax purposes.

Termination of Employment Before the New Option Grant Date.

        If, for any reason, you are not an employee of us, one of our subsidiaries or a successor entity from the date on which you elect to exchange your options through the date on which we grant the new options, you will not receive any new options or any other compensation in exchange for your options that have been accepted for exchange. This means that if you quit, with or without good reason, or die, or we terminate your employment, with or without cause, before the date on which we grant the new options, you will not receive anything for the options that you tendered and which we cancelled.

Termination of Employment After the New Option Grant Date.

        In the event that either you or we terminate your employment after receiving a new option grant for any reason other than death you may exercise your option within 90 days after termination, but only to the extent that you are entitled to exercise it at termination. If you had been an employee since the date of your option grant and your employment terminates because of your death, your personal representatives, heirs or legatees generally may exercise any option held by you on the date of your termination within the time frame specified in your option agreement, or if no time is specified, for 12 months following termination. Such an option may be exercised to the extent that it would have been exercisable had you continued as an employee during the time frame specified in your option agreement, or if no time is specified, for 12 months following your death.

        If you die within 90 days after your termination of employment, your personal representatives, heirs or legatees generally may exercise any option held by you on the date of your termination, to the extent that it was exercisable at the date of termination, within the time frame specified in your option agreement, or if no time is specified, for 12 months following the date of your death.

Exercise Price.

        Generally, the administrator determines the exercise price at the time the option is granted. The exercise price per share of the new options will be 100% of the fair market value of our common stock on the date of grant, as determined by the closing price reported by the OTC Bulletin Board on the date of grant. Your new options may have a higher exercise price than some or all of your current options.

Vesting and Exercise.

        Each stock option agreement specifies the term of the option and the date on which the option becomes exercisable. The administrator determines the terms of vesting. The vesting schedule for the new options will be the same vesting schedule as the old options, with credit for vesting that would occurred during the period between the cancellation date of the old options and the grant date of the new options. If you elect to cancel any grant of options some (or all) of which have already vested prior to the cancellation date, then a proportional number of the new options will be deemed already vested, while the remainder of the new options that are granted to you will have the same vesting schedule as was applicable to the unvested options that were part of the same option grant that you elected to cancel. For example, if you have one year of vesting towards a stock option grant that you tender for exchange in this offer, your new option grant will be vested for that one year of vesting of your tendered option, as well as for the approximate six-month period between the cancellation date and the new option grant date. Put another way, assuming the canceled option grant had a four-year vesting schedule, your new option will be granted with approximately 2 1/2 years of vesting left to complete until it is fully vested even though the option grant you tendered for exchange had 3 years of vesting left to complete at the time it was canceled.

        The vesting of any new options will cease if you are no longer a director or employee of or providing services to Zamba or one of our subsidiaries.

        If you are a resident or otherwise subject to the tax laws of a country other than the United States, the methods you may use to exercise your new option may be restricted. Please see Section 14 for restrictions which may apply to you.

Adjustments Upon Certain Events

Events Occurring before the New Option Grant Date.

        If we merge or consolidate with or are acquired by another entity between the expiration date and the new option grant date, we will endeavor to cause the resulting entity to be obligated to grant the new options under the same terms as provided in this offer. However, we may not be able to cause the resulting entity to assume the terms of this offer, including the obligation to grant the new options. Further, if the resulting entity does agree to assume the terms of this offer, the type of security and the number of shares covered by each new option would be adjusted based on the consideration per share given to holders of options to acquire our common stock that are outstanding at the time of the acquisition. As a result, you may receive options for more or fewer shares of the acquiror's common stock than the number of shares subject to the eligible options that you exchange or than the number you would have received pursuant to a new option if no acquisition had occurred. If the resulting entity chooses not to grant the new options, however, you will lose the rights that you may have had to receive new options under this offer to exchange and you will not receive any new options.

        If new options are granted, the new options for the purchase of an acquiror's stock will have an exercise price at least equal to the fair market value of the acquiror's stock on the new option grant date. If the acquiror's stock was not traded on a public market, the fair market value of the acquiror's stock may be determined in good faith by the acquiror's board of directors, and the exercise price of the new options would reflect that determination. If we merge or consolidate with or are acquired by another entity, options that are not tendered for exchange may receive a lower or higher exercise price, depending on the terms of the transaction, than those options that are tendered for exchange.

        Regardless of any such merger or acquisition, the new option grant date will be the first business day that is at least 6 months and 1 day after the cancellation date. Consequently, you may not be able to exercise your new options until after the effective date of the merger, consolidation or acquisition. If you submit your options in the exchange and the merger, consolidation or acquisition occurs after the expiration date but prior to the new option grant date, you will not be able to exercise your option to purchase Zamba common stock prior to the effective date of the merger or acquisition.

        You should be aware that these types of transactions could significantly affect our stock price, including potentially substantially increasing the price of our shares. Depending on the timing and structure of a transaction of this type, you might lose the benefit of any price appreciation in our common stock resulting from a merger, consolidation or acquisition. The exercise price of new options granted to you after the announcement of a merger, consolidation or acquisition of Zamba would reflect any appreciation in our stock price resulting from the announcement, and could therefore exceed the exercise price of your current options. This could result in option holders who do not participate in this offer receiving a greater financial benefit than option holders who do participate. In addition, your new options may be exercisable for stock of the acquiror, not Zamba common stock, while option holders who decide not to participate in this offer could exercise their options before the effective date of the merger, consolidation or acquisition and sell their Zamba common stock before the effective date.

        If a change in our capitalization, such as a stock split, subdivision, combination, stock dividend or other similar event, occurs after the cancellation date but before the new option grant date, an appropriate adjustment will be made to the number of shares subject to each option, without any change in the aggregate purchase price.

Events Occurring after the New Option Grant Date.

        If a change in our capitalization, such as a stock split, reverse stock split, combination, stock dividend, reclassification or other similar event, occurs after the new option grant date, an appropriate adjustment will be made to the number of shares subject to each option, without any change in the aggregate purchase price.

        The 1993 Equity Incentive Plan provides that if we merge or are consolidated with another corporation or if our property or stock is acquired by another corporation, each option may be assumed by the successor corporation or an equivalent option right may be substituted for the option by our board of directors or the successor corporation as appropriate. However, the 1993 Equity Incentive Plan also provides that, if the successor does not assume or substitute options, the options will accelerate and become fully vested and exercisable for all option holders who are not terminated. If the options do accelerate and become fully vested and exercisable, they must be exercised prior to the change of control or they will become terminated.

Transferability of Options.

        New options may not be transferred, other than by will or the laws of descent and distribution, unless the administrator indicates otherwise in your option agreement. In the event of your death, issued options may be exercised by any person who acquires the right to exercise the option by bequest or inheritance.

Registration of Option Shares.

        Of the 7,700,000 shares of common stock issuable under the 1993 Equity Incentive Plan, 5,700,000 have been registered under the Securities Act of 1933, as amended on registration statements on Form S-8 filed with the SEC. We expect that all the shares issuable upon exercise of all new options to be granted pursuant to the offer will be registered under the Securities Act, but there is not assurance that such registration statement will be effective at the time you decide to sell shares of our common stock received upon exercise of your options. In such event, your ability to sell your shares may be limited. If we are able to maintain the effectiveness of the registration statement, you will be able to sell the shares issuable upon exercise of your new options free of any transfer restrictions under applicable U.S. securities laws, unless you are one of our affiliates.

U.S. Federal Income Tax Consequences.

        You should refer to Section 14 of this offer to exchange for a discussion of the U.S. federal income tax consequences of the new options and the options tendered for exchange, as well as the consequences of accepting or rejecting the new options under this offer to exchange. If you are a resident of or are otherwise subject to the tax laws of the United States, but are also subject to the tax laws of another country, you should be aware that there may be other tax and social insurance consequences which may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

Income Tax Consequences in Canada.

        If you are a resident of or are otherwise subject to the tax laws in Canada, you should refer to Section 14 of this offer to exchange for a discussion of the income tax consequences of electing to exchange options and the new options, as well as the consequences of accepting or rejecting the new options under this offer to exchange. If you are subject to the tax laws of one of these countries, but also are subject to the tax laws of another country, you should be aware that there may be other tax and social insurance consequences which may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

2000 Non-Officer Stock Option Plan.

        The maximum number of shares available for issuance through the exercise of options granted under our 2000 Non-Officer Stock Option Plan is 2,000,000 shares, of which all have registered under the Securities Act of 1933, as amended, on registration statements on Form S-8 filed with the SEC. The 2000 Non-Officer Stock Option Plan is administered by the Compensation Committee of the board of directors, which we refer to as the administrator. Subject to the other provisions of the 2000 Non-Officer Stock Option Plan, the administrator has the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares subject to the option and the exercisability of the options. We intend to maintain an effective S-8 registration statement with respect to all shares issuable upon exercise of our outstanding stock options, but there is not assurance that such registration statement will be effective at the time you decide to sell shares of our common stock received upon exercise of your options. In such event, your ability to sell your shares may be limited.

General Terms of the Plan

Terms of New Options.

        Options generally have a term of 10 years. All new options to be granted through this offer will be non-qualified stock options for United States tax purposes.

Termination of Employment Before the New Option Grant Date.

        If, for any reason, you are not an employee of us, one of our subsidiaries or a successor entity from the date on which you elect to exchange your options through the date on which we grant the new options, you will not receive any new options or any other compensation in exchange for your options that have been accepted for exchange. This means that if you quit, with or without good reason, or die, or we terminate your employment, with or without cause, before the date on which we grant the new options, you will not receive anything for the options that you tendered and which we cancelled.

Termination of Employment After the New Option Grant Date.

        In the event that either you or we terminate your employment after receiving a new option grant for any reason other than death you may exercise your option within 90 days after termination, but only to the extent that you are entitled to exercise it at termination. If you had been an employee since the date of your option grant and your employment terminates because of your death, your personal representatives, heirs or legatees generally may exercise any option held by you on the date of your termination within the time frame specified in your option agreement, or if no time is specified, for 12 months following termination. Such an option may be exercised to the extent that it would have been exercisable had you continued as an employee during the time frame specified in your option agreement, or if no time is specified, for 12 months following your death.

        If you die within 90 days after your termination of employment, your personal representatives, heirs or legatees generally may exercise any option held by you on the date of your termination, to the extent that it was exercisable at the date of termination, within the time frame specified in your option agreement, or if no time is specified, for 12 months following the date of your death.

Exercise Price.

        Generally, the administrator determines the exercise price at the time the option is granted. The exercise price per share of the new options will be 100% of the fair market value of our common stock on the date of grant, as determined by the closing price reported by the OTC Bulletin Board on the date of grant. Your new options may have a higher exercise price than some or all of your current options.

Vesting and Exercise.

        Each stock option agreement specifies the term of the option and the date on which the option becomes exercisable. The administrator determines the terms of vesting. The vesting schedule for the new options will be the same vesting schedule as the old options, with credit given for vesting that would have occurred during the period between the cancellation date of the old options and the grant date of the new options. If you elect to cancel any grant of options some (or all) of which have already vested prior to the cancellation date, then a proportional number of the new options will be deemed already vested, while the remainder of the new options that are granted to you will have the same vesting schedule as was applicable to the unvested options that were part of the same option grant that you elected to cancel. For example, if you have one year of vesting towards a stock option grant that you tender for exchange in this offer, your new option grant will be vested for that one year of vesting of your tendered option, as well as for the approximate six-month period between the cancellation date and the new option grant date. Put another way, assuming the canceled option grant had a four-year vesting schedule, your new option will be granted with approximately 2 1/2 years of vesting left to complete until it is fully vested even though the option grant you tendered for exchange had 3 years of vesting left to complete at the time it was canceled.

        The vesting of any new options will cease if you are no longer a director or employee of or providing services to Zamba or one of our subsidiaries.

        If you are a resident or otherwise subject to the tax laws of a country other than the United States, the methods you may use to exercise your new option may be restricted. Please see Section 14 for restrictions which may apply to you.

Adjustments Upon Certain Events

Events Occurring before the New Option Grant Date.

        If we merge or consolidate with or are acquired by another entity between the expiration date and the new option grant date, we will endeavor to cause the resulting entity to be obligated to grant the new options under the same terms as provided in this offer. However, we may not be able to cause the resulting entity to assume the terms of this offer, including the obligation to grant the new options. Further, if the resulting entity does agree to assume the terms of this offer, the type of security and the number of shares covered by each new option would be adjusted based on the consideration per share given to holders of options to acquire our common stock that are outstanding at the time of the acquisition. As a result, you may receive options for more or fewer shares of the acquiror's common stock than the number of shares subject to the eligible options that you exchange or than the number you would have received pursuant to a new option if no acquisition had occurred. If the resulting entity chooses not to grant the new options, however, you will lose the rights that you may have had to receive new options under this offer to exchange and you will not receive any new options.

        If new options are granted, the new options for the purchase of an acquiror's stock will have an exercise price at least equal to the fair market value of the acquiror's stock on the new option grant date. If the acquiror's stock was not traded on a public market, the fair market value of the acquiror's stock may be determined in good faith by the acquiror's board of directors, and the exercise price of the new options would reflect that determination. If we merge or consolidate with or are acquired by another entity, options that are not tendered for exchange may receive a lower or higher exercise price, depending on the terms of the transaction, than those options that are tendered for exchange.

        Regardless of any such merger or acquisition, the new option grant date will be the first business day that is at least 6 months and 1 day after the cancellation date. Consequently, you may not be able to exercise your new options until after the effective date of the merger, consolidation or acquisition. If you submit your options in the exchange and the merger, consolidation or acquisition occurs after the expiration date but prior to the new option grant date, you will not be able to exercise your option to purchase Zamba common stock prior to the effective date of the merger or acquisition.

        You should be aware that these types of transactions could significantly affect our stock price, including potentially substantially increasing the price of our shares. Depending on the timing and structure of a transaction of this type, you might lose the benefit of any price appreciation in our common stock resulting from a merger, consolidation or acquisition. The exercise price of new options granted to you after the announcement of a merger, consolidation or acquisition of Zamba would reflect any appreciation in our stock price resulting from the announcement, and could therefore exceed the exercise price of your current options. This could result in option holders who do not participate in this offer receiving a greater financial benefit than option holders who do participate. In addition, your new options may be exercisable for stock of the acquiror, not Zamba common stock, while option holders who decide not to participate in this offer could exercise their options before the effective date of the merger, consolidation or acquisition and sell their Zamba common stock before the effective date.

        If a change in our capitalization, such as a stock split, subdivision, combination, stock dividend or other similar event, occurs after the cancellation date but before the new option grant date, an appropriate adjustment will be made to the number of shares subject to each option, without any change in the aggregate purchase price.

Events Occurring after the New Option Grant Date.

        If a change in our capitalization, such as a stock split, reverse stock split, combination, stock dividend, reclassification or other similar event, occurs after the new option grant date, an appropriate adjustment will be made to the number of shares subject to each option, without any change in the aggregate purchase price.

        The 2000 Non-Officer Stock Option Plan provides that if we merge or are consolidated with another corporation or if our property or stock is acquired by another corporation, each option may be assumed by the successor corporation or an equivalent option right may be substituted for the option by our board of directors or the successor corporation as appropriate. However, the 2000 Non-Officer Stock Option Plan also provides that, if the successor does not assume or substitute options, the options will accelerate and become fully vested and exercisable for all option holders who are not terminated. If the options do accelerate and become fully vested and exercisable, they must be exercised prior to the change of control or they will become terminated.

Transferability of Options.

        New options may not be transferred, other than by will or the laws of descent and distribution, unless the administrator indicates otherwise in your option agreement. In the event of your death, issued options may be exercised by any person who acquires the right to exercise the option by bequest or inheritance.

Registration of Option Shares.

        Of the 2,000,000 shares of common stock issuable under the 2000 Non-Officer Stock Option Plan, all have been registered under the Securities Act of 1933, as amended on registration statements on Form S-8 filed with the SEC. All shares issuable upon exercise of all new options to be granted pursuant to the offer will be registered under the Securities Act. Unless you are one of our affiliates, you will be able to sell the shares issuable upon exercise of your new options free of any transfer restrictions under applicable U.S. securities laws.

U.S. Federal Income Tax Consequences.

        You should refer to Section 14 of this offer to exchange for a discussion of the U.S. federal income tax consequences of the new options and the options tendered for exchange, as well as the consequences of accepting or rejecting the new options under this offer to exchange. If you are a resident of or are otherwise subject to the tax laws of the United States, but are also subject to the tax laws of another country, you should be aware that there may be other tax and social insurance consequences which may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

Income Tax Consequences in Canada.

        If you are a resident of or are otherwise subject to the tax laws in Canada, you should refer to Section 14 of this offer to exchange for a discussion of the income tax consequences of electing to exchange options and the new options, as well as the consequences of accepting or rejecting the new options under this offer to exchange. If you are subject to the tax laws of one of these countries, but also are subject to the tax laws of another country, you should be aware that there may be other tax and social insurance consequences which may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

10.   Information concerning Zamba.

        Our principal executive offices are located at 3033 Excelsior Blvd., Suite 200, Minneapolis, Minnesota 55416, and our telephone number is (952) 832-9800. Questions regarding this option exchange should be directed to:

Ian Nemerov:
(952) 844-3126 (phone)
(952) 832-9383 (fax)
 inemerov@zambasolutions.com

        Zamba was incorporated under the laws of the state of Delaware on August 15, 1990. Zamba helps its clients be more successful in acquiring, servicing, and retaining their customers. Substantially all of Zamba's net sales over the last five years have been derived from the sale of customer care consulting services.

        The financial information included in our annual report on Form 10-K for the fiscal year ended December 31, 2002 is incorporated herein by reference. Please see Section 17 of this Offer to Exchange entitled, "Additional Information," for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

        We had a book value per share of ($0.01) at March 31, 2003.

        The ratio of earnings to fixed charges, computed by dividing earnings by fixed charges, consists of net loss adjusted for fixed charges, which consist of interest expense and the estimated portion of rental expense that we deem representative of the interest factor of rental payments under operating leases. For the years ended December 31, 2002, 2001, 2000, 1999 and 1998, earnings were not sufficient to cover fixed charges by approximately $6.6 million, $9.5 million, $2.7 million, $2.1 and $2.8, respectively. For the quarter ended March 31, 2003, earnings were not sufficient to cover fixed charges by approximately $65,000.

11.   Interests of directors and officers; transactions and arrangements concerning the options.

        Executive officers and directors may participate in the offer. A list of our directors and executive officers is attached to this offer to exchange as Schedule A. As of May 13, 2003, our executive officers and directors (7 persons) as a group beneficially owned 5,742,434 options out of 9,486,482 outstanding under our current option plans.

        On an individual basis, our directors and executive officers had the following eligible options:

        Mr. Smith has eligible options covering a total of 2,000,000 shares of common stock with an exercise price of $0.15 per share.

        Mr. Carrel has eligible options covering a total of 1,199,334 shares with the following exercise prices: (a) eligible options covering 450,000 shares with an exercise price of $0.15 per share; (b) eligible options covering 200,000 shares with an exercise price of $0.19 per share; (c) eligible options covering 20,000 shares with an exercise price of $1.50 per share; (d) eligible options covering 60,000 shares with an exercise price of $1.6250 per share; (e) eligible options covering 40,000 shares with an exercise price of $1.6875 per share; (f) eligible options covering 180,000 shares with an exercise price of $1.75 per share; (g) eligible options covering 166,000 shares with an exercise price of $2.5938 per share; and (h) eligible options covering 83,334 shares with an exercise price of $5.125 per share.

        Mr. McLean has eligible options covering a total of 755,100 shares with the following exercise prices: (a) eligible options covering 450,000 shares with an exercise price of $0.15 per share; (b) eligible options covering 5,000 shares with an exercise price of $1.22 per share; (c) eligible options covering 120,000 shares with an exercise price of $2.00 per share; (d) eligible options covering 40,100 shares with an exercise price of $2.6250 per share; (e) eligible options covering 125,000 shares with an exercise price of $2.875 per share; and (f) eligible options covering 15,000 shares with an exercise price of $5.00 per share.

        Mr. Costello has eligible options covering a total of 575,000 shares with the following exercise prices: (a) eligible options covering 23,000 shares with an exercise price of $0.09 per share; (b) eligible options covering 23,000 shares with an exercise price of $0.67 per share; (c) eligible options covering 5,000 shares with an exercise price of $1.50 per share; (d) eligible options covering 23,000 shares with an exercise price of $1.9375 per share; (e) eligible options covering 41,000 shares with an exercise price of $2.25 per share; (f) eligible options covering 400,000 shares with an exercise price of $3.00 per share; (g) eligible options covering 15,000 shares with an exercise price of $4.3125 per share; and (h) eligible options covering 45,000 shares with an exercise price of $4.75 per share.

        Dr. Doll has eligible options covering a total of 162,000 shares with the following exercise prices: (a) eligible options covering 19,000 shares with an exercise price of $0.09 per share; (b) eligible options covering 19,000 shares with an exercise price of $0.67 per share; (c) eligible options covering 5,000 shares with an exercise price of $1.50 per share; (d) eligible options covering 19,000 shares with an exercise price of $1.9375 per share; (e) eligible options covering 33,000 shares with an exercise price of $2.25 per share; (f) eligible options covering 10,000 shares with an exercise price of $3.25 per share; (g) eligible options covering 19,000 shares with an exercise price of $4.3125 per share; (h) eligible options covering 19,000 shares with an exercise price of $5.125 per share; and (i) eligible options covering 19,000 shares with an exercise price of $20.125 per share.

        Mr. Edelhertz has eligible options covering a total of 930,000 shares with the following exercise prices: (a) eligible options covering 15,000 shares with an exercise price of $0.09 per share; (b) eligible options covering 15,000 shares with an exercise price of $0.67 per share; (c) eligible options covering 300,000 shares with an exercise price of $1.75 per share; (d) eligible options covering 350,000 shares with an exercise price of $2.00 per share; and (e) eligible options covering 250,000 shares with an exercise price of $5.125 per share.

        Mr. Wehrwein has eligible options covering a total of 121,000 shares with the following exercise prices: (a) eligible options covering 19,000 shares with an exercise price of $0.09 per share; (b) eligible options covering 19,000 shares with an exercise price of $0.67 per share; (c) eligible options covering 45,000 shares with an exercise price of $2.125 per share; (d) eligible options covering 19,000 shares with an exercise price of $2.25 per share; and (e) eligible options covering 19,000 shares with an exercise price of $20.125 per share.

        If all of our executive officers and directors were to exchange all of their eligible options in the offer, they would receive new options to purchase a total of 2,227,275 shares of common stock.

        Neither we, nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, engaged in transactions involving options to purchase our common stock under any our option plans or in transactions involving our common stock, during the past 60 days before and including May 13, 2003.

12.   Status of options acquired by us in the offer; accounting consequences of the offer.

        Options that we acquire through the offer will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new awards under each respective plan. To the extent shares returning to the 1993 Equity Incentive Plan and the 2000 Non-Officer Stock Option Plan are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible 1993 Equity Incentive Plan and the 2000 Non-Officer Stock Option Plan participants without further stockholder action, except as required by applicable law or the rules of the OTC Bulletin Board or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

        If we were to grant the new options under a traditional stock option repricing, in which an eligible participant's current options would be immediately repriced, or on any date that is earlier than 6 months and 1 day after the date on which we cancel the options accepted for exchange, we would be required for financial reporting purposes to treat the new options as a variable expense to earnings. This means that we would be required to record the non-cash accounting impact of increases in our stock price as a compensation expense for the new options issued under this offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least 6 months and 1 day, we believe that we will not have to treat the new options as a variable expense to earnings and will avoid these accounting charges. As a result, we believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer.

13.   Legal matters; regulatory approvals.

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 7 of this offer to exchange.

        If we are prohibited by applicable laws or regulations from granting new options on the new option grant date, which is expected to be December 15, 2003, we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effectuate the grant, but if the grant is prohibited on the new option grant date we will not grant any new options and you will not receive any other compensation for the options you tendered.

14.   Material U.S. federal income tax consequences; material Canadian tax consequences.

Material U.S. federal income tax consequences

        The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are an eligible employee resident outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of the offer under the laws of the country in which you reside, or in which you are subject to tax.

        Option holders who exchange outstanding options for new options should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. We advise all option holders considering exchanging their options to meet with their own tax advisors with respect to the federal, state, and local tax consequences of participating in the offer.

        All new options will be granted as non-qualified stock options. Under current law, an option holder will not realize taxable income upon the grant of a non-qualified stock option. However, when an option holder exercises the option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder, subject to withholding and reporting requirements. We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

        We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer.

        If you are a resident of or are otherwise subject to the tax laws of more than one country, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

Material Canadian tax consequences

        This summary does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision. YOU SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

        Generally, the grant of replacement options should not be a taxable event under the Income Tax Act (Canada). However, this position is not certain with respect to options which you tender for exchange and cancellation in accordance with the terms of the offer. Although we do not believe there will be a taxable event on the exchange, it is possible that if the stock price drops between the time of the cancellation of tendered options and the grant of replacement options, the value of the replacement options would be required to be included in your income. Additionally, on the subsequent exercise of the replacement options and on the subsequent disposition of the underlying shares, you may not be able to include the amount previously included in income and taxed in the cost basis of the replacement options for the purpose of calculating tax on the option "spread" and also may not be able to include this amount in the cost basis of the shares acquired upon the exercise of the replacement options for the purpose of calculating any capital gains or losses arising on the disposition of such shares.

15.   Extension of offer; termination; amendment.

        We expressly reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this offer to exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which the exchange offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will issue a press release or other public announcement no later than 8:00 a.m., Central Time, on the next business day after the previously scheduled expiration date.

        We also expressly reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this offer to exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

        Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7 of this offer to exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer. The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing notes sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in the offer or the consideration being offered by us for the eligible options in the offer, the offer will remain open for at least 10 business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer's period so that at least 5 business days, or such longer period as may be required by the tender offer rules, remain after such change.

        For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Central Time.

16.   Fees and expenses.

        We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

17.   Additional information.

        This offer to exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

          1.     Our annual report on Form 10-K for our fiscal year ended December 31, 2002, filed with the SEC on March 31, 2003, as amended by our Form 10-K/A also filed on March 31, 2003;

          2.     Our current report on Form 8-K filed with the SEC on February 26, 2003;

          3.     Our current report on Form 8-K filed with the SEC on April 25, 2003; and

          4.     The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on September 15, 1994, as amended by our Registration Statement on Form 8-A/A, filed with the SEC on December 20, 2002.

        These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov and on our web site at www.zambasolutions.com. Each person to whom a copy of this offer to exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Zamba Corporation, 3033 Excelsior Blvd., Suite 200, Minneapolis, Minnesota 55416 Attention: Mary Ellen Vitello, or telephoning Mary Ellen Vitello at telephone number (952) 844-3171.

        As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document. The information contained in this offer to exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

18.   Financial statements.

        Attached as Schedule B to this offer to exchange are our financial statements that are included in our annual report on Form 10-K for our fiscal year ended December 31, 2002, filed with the SEC on March 31, 2003. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this offer to exchange.

19.   Miscellaneous.

        We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction. We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this offer to exchange and in the related option exchange program documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Zamba Corporation
May 13, 2003

Schedule A
Information concerning the executive officers
and directors of Zamba Corporation

        The executive officers and directors of Zamba Corporation and their positions and offices as of May 13, 2003, are set forth below.

Name	Position and Office Held
Norman D. Smith	President, C.E.O., and Director
Michael H. Carrel	Executive Vice President and C.F.O.
Paul G. McLean	Executive Vice President of Delivery Operations
Joseph B. Costello	Chairman of the Board of Directors
Dixon R. Doll	Director
Paul D. Edelhertz	Director
Sven A. Wehrwein	Director

        The address of each executive officer and director is: c/o Zamba Corporation, 3033 Excelsior Blvd., Suite 200, Minneapolis, Minnesota 55416.

        The following table sets forth as of May 13, 2003, certain information regarding the beneficial ownership of our common stock and options to purchase shares of our common stock by each of our executive officers and directors.

Name	Common Stock Owned(1)	Number of Shares of Common Stock Subject to Options Owned
Norman D. Smith	100	2,000,000
Michael H. Carrel	1,000	1,199,334
Paul G. McLean	15,773	755,100
Joseph B. Costello	5,017,346	575,000
Dixon R. Doll	207,988	162,000
Paul D. Edelhertz	4,200	930,000
Sven A. Wehrwein	0	121,000
All executive officers and directors as a group	5,246,407	5,742,434

(1)
Excludes options that are exercisable within 60 days, which are included in the column entitled "Number of Shares of Common Stock Subject to Options Owned."

A-1

Schedule B

Financial Statements
Of Zamba Corporation

ZAMBA CORPORATION

CONSOLIDATED BALANCE SHEETS

December 31, 2002 and 2001

(In thousands, except share and per share data)

	2002	2001
ASSETS
Current assets:
Cash and cash equivalents	$549	$1,326
Accounts receivable, net	662	1,556
Unbilled receivables	470	608
Notes receivable	—	560
Notes receivable—related parties	—	310
Prepaid expenses and other current assets	507	737

Total current assets	2,188	5,097
Property and equipment, net	531	1,799
Restricted cash	—	471
Other assets	102	301

Total assets	$2,821	$7,668

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Line of credit	$298	$1,100
Note payable	1,000	—
Current installments of long-term debt	266	392
Accounts payable	584	1,059
Accrued expenses	2,593	2,490
Deferred revenue	57	101
Deferred gain on sale of investment	25	—

Total current liabilities	4,823	5,142

Long-term debt, less current installments	164	194
Other long-term liabilities	164	244

Commitments and contingencies (Notes 4 and 17)
Total liabilities	5,151	5,580

Stockholders' equity (deficit):
Preferred stock, $0.01 par value, 5,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.01 par value, 120,000,000 shares authorized, 38,822,679 and 35,007,063 issued and outstanding at December 31, 2002 and 2001, respectively	388	350
Additional paid-in capital	86,060	84,403
Note receivable from director	—	(500)
Accumulated deficit	(88,778)	(82,165)

Total stockholders' equity (deficit)	(2,330)	2,088

Total liabilities and stockholders' equity	$2,821	$7,668

The accompanying notes are an integral part of the consolidated financial statements.

ZAMBA CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31, 2002, 2001 and 2000

(In thousands, except share and per share data)

	2002	2001	2000
Revenues
Professional services	$10,184	$33,302	$41,740
Reimbursable expenses	915	3,486	4,426

Total revenue	11,099	36,788	46,166
Costs and expenses:
Project and personnel costs	9,366	20,036	20,549
Reimbursable expenses	915	3,486	4,426
Sales and marketing	1,750	5,824	5,791
General and administrative	7,291	14,503	14,624
Restructuring charges and non-recurring items	3,321	2,188	753
Amortization of intangibles	—	231	2,881

Loss from operations	(11,544)	(9,480)	(2,858)
Other income (expense):
Gain of sale of NextNet shares	5,199	—	—
Interest income	12	139	251
Interest expense	(280)	(188)	(69)

Other income (expense), net	4,931	(49)	182

Net loss	$(6,613)	$(9,529)	$(2,676)

Net loss per share—basic and diluted	$(0.17)	$(0.28)	$(0.08)

Weighted average common shares outstanding	38,419,440	33,567,564	31,571,549

The accompanying notes are an integral part of the consolidated financial statements.

ZAMBA CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2002, 2001 and 2000

(In thousands)

	2002	2001	2000
Cash flows from operating activities:
Net loss	$(6,613)	$(9,529)	$(2,676)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	438	987	3,916
Loss on disposal of fixed assets	(2)	18	63
Provision for bad debts	20	423	965
Non-cash compensation forgiveness of director loan	443	—	—
Gain on sale of NextNet shares	(5,199)	—	—
Changes in operating assets and liabilities:
Accounts receivable	899	4,027	(3,164)
Unbilled receivables	137	(182)	(152)
Notes receivable	535	1,276	(1,979)
Prepaid expenses and other assets	430	(75)	(590)
Accounts payable	(410)	(530)	510
Accrued expenses	925	(571)	277
Deferred revenue	(44)	(1,379)	717

Net cash used in operating activities	(8,441)	(5,535)	(2,113)
Cash flows from investing activities:
Purchase of property and equipment	(115)	(748)	(1,433)
Proceeds from sale of NextNet shares	5,224	—	—
Notes receivable—related parties	310	45	(356)
Proceeds from sale of property and equipment	4	—	—

Net cash provided by (used in) investing activities	5,423	(703)	(1,789)
Cash flows from financing activities:
Proceeds from line of credit, net	(802)	1,100	—
Proceeds from note payable	1,000	—	—
Proceeds from exercises of options and warrants	13	57	984
Proceeds from sale of common stock	1,714	2,261	255
Proceeds from debt	—	—	113
Payments on debt	(155)	(490)	(426)
Changes in restricted cash	471	(207)	(154)

Net cash provided by financing activities	2,241	2,721	772

Net decrease in cash and cash equivalents	(777)	(3,517)	(3,130)
Cash and cash equivalents, beginning of year	1,326	4,843	7,973

Cash and cash equivalents, end of year	$549	$1,326	$4,843

Supplemental Schedule of Disclosures of Cash Flow Information:
Cash paid during the year for interest	$221	$185	$149

The accompanying notes are an integral part of the consolidated financial statements.

ZAMBA CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

Years ended December 31, 2002, 2001 and 2000

(In thousands, except share data)

	Common Stock
				Note Receivable From Director		Total Stockholders' Equity (Deficit)
	Shares	Par Value	Additional Paid-In Capital		Accumulated Deficit
Balances at December 31, 1999	31,109,518	$311	$79,900	$—	$(69,960)	$10,251
Exercise of stock options	962,543	10	1,474	—	—	1,484
Note receivable from director	—	—	—	(500)	—	(500)
Issuance of common stock	92,198	1	254	—	—	255
Amortization of Non-cash compensation	—	—	248	—	—	248
Net loss	—	—	—	—	(2,676)	(2,676)

Balances at December 31, 2000	32,164,259	322	81,876	(500)	(72,636)	9,062
Exercise of stock options	186,425	2	55	—	—	57
Issuance of common stock	2,656,379	26	2,235	—	—	2,261
Amortization of Non-cash compensation	—	—	237	—	—	237
Net loss	—	—	—	—	(9,529)	(9,529)

Balances at December 31, 2001	35,007,063	350	84,403	(500)	(82,165)	2,088
Exercise of stock options	30,018	—	13	—	—	13
Issuance of common stock	4,035,598	40	1,674	—	—	1,714
Put option exercise by director	(250,000)	(2)	(55)	500	—	443
Amortization of Non-cash compensation	—	—	25	—	—	25
Net loss	—	—	—	—	(6,613)	(6,613)

Balances at December 31, 2002	38,822,679	$388	$86,060	$—	$(88,778)	$(2,330)

The accompanying notes are an integral part of the consolidated financial statements.

ZAMBA CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Business Description:

        ZAMBA Corporation is a customer care services company. We help our clients be more successful in acquiring, servicing, and retaining their customers. We provide strategy and business process consulting, as well as customization and systems integration for software applications, which we call "packages," that our clients purchase from third parties. We derive substantially all of our revenues from professional services. Prior to October 1998, we were known as Racotek, Inc.

Basis of Reporting:

        Our fiscal year-end is December 31. All inter-company accounts and balances have been eliminated in consolidation.

Use of Estimates:

        The preparation of financial statements in accordance with auditing standards generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents:

        We consider all highly liquid investments in money market funds or other investments with initial maturities of three months or less to be cash equivalents.

Revenue Recognition:

        We derive our revenues from systems integration services and post-implementation support agreements. Revenues pursuant to fixed bid contracts are recognized as the services are rendered based on the percentage-of-completion method of accounting (based on the ratio of hours incurred to total estimated hours) in accordance with AICPA Statement of Position 81-1, "Accounting for Performance of Construction-type and Certain Production-type Contracts." These contracts are considered substantially complete upon customer acceptance. Estimated losses on long-term contracts are recognized in the period in which a loss becomes apparent. Revenue pursuant to time and materials contracts are recognized as the services are performed. Customer support revenues are recognized ratably over the term of the underlying support agreements. Revenue also includes reimbursable expenses, as per Financial Accounting Standards Board (FASB) Staff Announcement, Topic No. D-103.

        Deferred revenue is comprised of amounts received or billed in advance of services to be performed. Unbilled revenue represents amounts recognized on services performed in advance of billings in accordance with the terms of the contract.

Property and Equipment:

        Property and equipment are stated at cost. Significant additions or improvements extending asset lives are capitalized; normal maintenance and repair costs are expensed as incurred. Depreciation is determined using the straight-line method over the estimated useful lives of the assets, which range from two to five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated useful lives of the assets or the underlying lease term. The cost and accumulated depreciation relating to leasehold improvements in facilities that are terminated earlier than the original lease terms, are written off at the time of lease termination. The cost and related accumulated depreciation or amortization of assets sold or disposed of, are removed from the accounts and the resulting gain or loss is included in operations.

Income Taxes:

        We utilize the asset and liability method of accounting for income taxes whereby deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the sum of the tax currently payable and the change in the deferred tax assets and liabilities during the period.

Stock-Based Compensation:

        We have chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations (APB No. 25). We account for stock-based compensation to non-employees using the fair value method prescribed by Statements of Financial Accounting Standards (SFAS) No. 123. Accordingly, compensation costs for stock options granted to employees are measured as the excess, if any, of the value of our stock at the date of the grant over the amount an employee must pay to acquire the stock. Compensation cost for stock options granted to non-employees is measured as the fair value of the option at the date of grant. Such compensation costs, if any, are amortized on a straight-line basis over the underlying option vesting terms.

Net Loss Per Share:

        Basic and diluted net loss per share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding during the period. A total of 0, 5,045 and 2,730,584 assumed conversion shares for the years ended December 31, 2002, 2001 and 2000, respectively, were excluded from the net loss per share computation as their effect is anti-dilutive. Common stock options could potentially dilute basic earnings per share in future periods if we generate net income.

Reclassifications:

        Certain prior year amounts have been reclassified to conform to the current year presentation.

New Accounting Standards:

        In November 2001, the Financial Accounting Standards Board (FASB) issued Staff Announcement, Topic No. D-103, regarding the income statement classification of reimbursements received for "out-of-pocket" expenses incurred. This Staff Announcement requires that out-of-pocket expenses incurred and the related reimbursements be reflected in the income statement on a gross basis as both revenue and expense. Previously, we classified these out-of-pocket expense reimbursements as a reduction of project and personnel costs. This Staff Announcement was effective for financial reporting periods beginning after December 15, 2001, and accordingly, we implemented this Staff Announcement on January 1, 2002. We adjusted revenue for all periods reported to include out-of-pocket expense reimbursements. This change in classification had no effect on current or previously reported net loss or loss per share.

        In June 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 supersedes EITF No. 94-3. The principal difference between SFAS No. 146 and EITF No. 94-3 relates to when an entity can recognize a liability related to exit or disposal activities. SFAS No. 146 requires a liability be recognized for a cost associated with an exit or disposal activity when the liability is incurred. EITF No. 94-3 allowed a liability related to an exit or disposal activity, to be recognized at the date an entity commits to an exit plan. The provisions of SFAS No. 146 are effective on January 1, 2003. Accordingly, we will apply this standard to any exit or disposal activities initiated after January 1, 2003.

2.     LIQUIDITY AND GOING CONCERN MATTERS:

        We incurred significant losses and negative cash flows from operations during the year ended December 31, 2002, and continued to incur losses in the first two months of fiscal 2003. We also had a negative working capital of $2.64 million and a stockholders' deficit of $2.33 million at December 31, 2002. To fund operations, we raised $9.40 million in funding in 2002 and the first quarter of 2003, as described below. Our ability to continue as a going concern depends upon our ability to continue to access our line of credit facility, achieve sustained profitability and raise cash from further sales of our investment in NextNet Wireless, Inc. The accompanying financial statements have been prepared on a going concern basis, which assumes continuity of operations and realization of assets and liabilities in the ordinary course of business. These financial statements do not include any adjustments that might result if we were forced to discontinue our operations.

        To fund our operations, we received approximately $7.90 million in financing in 2002. This amount includes approximately $5.22 million in exchange for selling some of our NextNet Wireless, Inc. ("NextNet") stock, a loan in the amount of $1 million (as described in the next paragraph), and an additional $1.68 million in exchange for selling some of our own common stock.

        We received $750,000 in additional funding in the first quarter of 2003 from Entrx Corporation ("Entrx"), to fund our working capital needs. This funding was through a loan agreement under which Entrx agreed to lend us up to $2.5 million in three separate advances. We received the first advance of $1 million on November 4, 2002. The second advance was to be made on December 15, 2002 and third advance was to be made on February 15, 2003, upon the achievement of certain prescribed business milestones by us. This agreement was amended on February 19, 2003, and the obligation of Entrx to pay the third installment was waived. See Note 9 for additional discussion.

        We also received $750,000 on February 17, 2003, when we entered into stock purchase agreements with two private investors, which resulted in our transferring to them approximately 177,000 shares of our Series A Preferred Stock in NextNet. In connection with this sale, we issued a warrant to an investor affiliated with a prior purchaser of NextNet shares from us to purchase 125,000 additional shares of our Series A Preferred Stock in NextNet from us at $6.00 per share, any time prior to the close of business on May 17, 2004.

        We believe that our existing cash and cash equivalents at December 31, 2002, cash we have received subsequent to December 31, 2002 from Entrx and from the sale of a portion of our Series A preferred stock in NextNet, and cash that we can obtain under our Accounts Receivable Purchase Agreement with Silicon Valley Bank will be sufficient to meet our working capital and capital expenditure requirements through at least December 31, 2003. We will continue to explore possibilities for additional financing, which may include debt, equity, or other forms of financing transactions, and other strategic alternatives that may be available to us, including a potential sale of all or a portion of our stock, assets, or remaining investment in NextNet.

3.     SELECTED BALANCE SHEET INFORMATION:

	December 31, 2002	December 31, 2001
	(in thousands)
Accounts receivable, net:
Accounts receivable	$806	$1,739
Less allowance for doubtful accounts	(144)	(183)

Totals	$662	$1,556

Property and equipment, net:
Computer equipment	$802	$1,695
Furniture and equipment	286	614
Leasehold improvements	60	1,189

Totals	1,148	3,498
Less accumulated depreciation and amortization	(617)	(1,699)

Totals	$531	$1,799

Accrued Expenses:
Payroll related	$175	$242
Vacation	327	672
Restructuring costs/Accrued lease charges	1,526	627
Interest payable	20	17
Professional fees	313	325
Subcontractor fees	87	4
Other	309	847

Total	2,757	2,734
Other long term liabilities	164	244

Accrued expenses	$2,593	$2,490

4.     LEASE COMMITMENTS:

        We maintain our corporate headquarters in Minneapolis, Minnesota under terms of a non-cancelable operating lease, which expires in December 2005. This lease requires us to pay a pro rata share of the lessor's operating costs. We also lease executive offices in San Jose, California and Toronto, Ontario, both of which are under lease commitments of less than one year. In addition to the office space leases, we also have non-cancelable operating leases for furniture and equipment. The leases require us to provide security deposits.

        Total rental expense, including a pro rata share of the lessor's operating costs, were $2,607,884, $3,546,144 and $2,247,000, for the years ended December 31, 2002, 2001 and 2000, respectively.

        Future minimum lease payments for office space and equipment under non-cancelable operating leases are as follows (in thousands):

Year Ending December 31,	Operating Leases
2003	$944
2004	747
2005	388

Total	$2,079

5.     NOTE RECEIVABLE:

        As of December 31, 2001, we had a note receivable from a customer totaling $560,000. The note carried an interest rate of 12.0% per annum and was paid in 2002.

6.     NOTES RECEIVABLE—RELATED PARTIES:

        As of December 31, 2001, we had notes receivablerelated parties totaling $310,000, representing amounts due from two employees. These notes were due in 2002, with interest at 9.0%, and were paid in 2002.

7.     RESTRUCTURING CHARGES AND NON-RECURRING ITEMS:

        We incurred unusual charges in the first and second quarters of 2002 that, in the aggregate, were equivalent to approximately 30% of our 2002 revenue. In the first quarter of 2002, we incurred unusual charges of $1.69 million for facility and employment matters, and in the second quarter of 2002, we incurred unusual charges of $1.64 million for facility and non-cash compensation matters. Included in the first quarter charges was a $1.34 million charge related to the leases for our Campbell, California, and Colorado Springs, Colorado, facilities, and included in the second quarter charges this amount was a $1.19 million charge for facility closings and lease termination costs. The second quarter facility charges included $190,000 for closing our Boston, Massachusetts facility, $290,000 for reducing the amount of space we occupy in Minneapolis, Minnesota, and $713,000 for increasing the accrual for terminating our St. Paul, Minnesota and Campbell, California facilities to amounts consistent with buy-out offers made by our landlords. We subsequently reached termination agreements with our St. Paul and Campbell landlords. Upon completion of the termination payments to our St. Paul and Campbell landlords during the third quarter of 2003, we expect to realize annual savings of approximately $2.8 million. We also incurred a $350,000 charge during the first quarter for severance pay relating to the reduction in headcount, including the separation of three vice presidents, which have resulted in annualized savings of approximately $3.5 million. The second quarter unusual charge also included a $443,000 non-cash compensation charge arising out of the exercise by Paul Edelhertz of his right to assign to us an aggregate of 250,000 shares of our common stock in exchange for our cancellation of a promissory note issued to us by Mr. Edelhertz bearing a principal balance of $500,000 and accrued interest through the date of cancellation of $43,250. This transaction relates to an agreement dated December 26, 2000, as amended on August 2, 2001. Mr. Edelhertz is a member of our board of directors and was our president and CEO from October 1998 through October 2000 and a vice president from August 1996 through October 1998.

        We also incurred restructuring and unusual charges in 2001 and 2000. We undertook a restructuring action in the second quarter of 2001, when we recorded a restructuring charge of $2.19 million. We made other headcount reductions in the third and fourth quarters of 2001. Our restructuring charge in the second quarter of 2001 was composed of $777,000 for severance payments, $123,000 for other employee-related costs (including continued medical benefits for the terminated employees), $1.173 million for facility closings and other lease termination costs, $87,000 to resolve a contract dispute with a vendor, and $28,000 of other related restructuring charges. No non-cash write-offs were incurred in connection with the restructuring charge. The facilities portion of the restructuring charge in the second quarter of 2001 includes new and additional lease termination costs and other expenses associated with our decisions to consolidate our operations and close unproductive or duplicative office locations in St. Paul, Minnesota and Pleasanton and Carlsbad, California.

        Non-recurring charges of $753,000 were recorded in 2000. The items consist of severance expenses for senior management departures, costs associated with closing our St. Paul office in order to consolidate into an expanded, common Minneapolis facility, and the termination of a long-term software support contract.

        Restructuring activities through December 31, 2002, were as follows:

	Facility Closings and Lease Termination Costs	Severance and Other Employee Related Costs	Other	Total
Fourth Quarter 2000 Provision	$240,000	$307,000	$206,000	$753,000
2000 Utilized	—	(137,000)	(206,000)	(343,000)

Balance as of December 31, 2000	240,000	170,000	—	410,000
Second Quarter 2001 Provision	1,173,000	900,000	115,000	2,188,000
Additional facility related accruals in the fourth quarter of 2001	175,000	—	—	175,000
2001 Utilized	(786,000)	(1,070,000)	(115,000)	(1,971,000)

Balance as of December 31, 2001	802,000	—	—	802,000
First Quarter 2002 Provision	1,335,000	350,000	—	1,685,000
Second Quarter 2002 Provision	1,193,000	—	443,000	1,636,000
Additional severance related accruals in the second quarter of 2002	—	100,000	—	100,000
2002 Utilized	(1,804,000)	(315,000)	(443,000)	(2,562,000)

Balance as of December 31, 2002	$1,526,000	$135,000	$—	$1,661,000

        We expect to pay approximately $1.49 million of the balance in 2003, $85,000 in 2004 and $85,000 in 2005.

8.     ACCOUNTS RECEIVABLE PURCHASE AGREEMENT:

        On July 29, 2002, we entered into an Accounts Receivable Purchase Agreement with Silicon Valley Bank to replace a prior revolving credit facility we had established with Silicon Valley Bank. This agreement entitles us to borrow up to a maximum of $2.0 million based on eligible receivables, and is secured by virtually all of our assets. Borrowings under this agreement bear interest at a monthly rate of 1% of the average daily balance outstanding during the period. Additionally, on each reconciliation date, we pay an administrative fee equal to 0.25% of the face amount of each receivable purchased by Silicon Valley Bank during that reconciliation period. Although there are no financial covenants in the new agreement with Silicon Valley Bank, they may still declare default in certain circumstances, including our default under any leases or contracts. Our alleged default under a lease for furniture as set forth more fully in Note 17 is technically an "Event of Default" under the Accounts Receivable Purchase Agreement. Upon default, Silicon Valley Bank may elect from remedies including declaring all amounts paid to us under the agreement due and payable in full, or ceasing to buy receivables from us. Silicon Valley Bank has not elected to enforce this provision. If Silicon Valley Bank decides to enforce this provision, or otherwise does not purchase receivables from us, our ability to fund our operations could be materially harmed. This facility expires on July 29, 2003. The amount outstanding under this agreement was $298,000 at December 31, 2002.

        The Accounts Receivable Purchase Agreement replaced a secured revolving credit facility that we established with Silicon Valley Bank on February 27, 2001, and amended on August 2, 2001 and December 31, 2001. The secured revolving credit facility entitled us to borrow up to a maximum of $5.0 million based on eligible collateral. Borrowings under this line of credit bore interest at the bank's prime rate plus 2.0%, and were payable monthly. The amended agreement required, among other things, that we comply with minimum tangible net worth and profitability covenants. This facility was to expire on December 31, 2002, but was replaced by the Accounts Receivable Purchase Agreement. Amounts outstanding under the revolving credit facility were converted to being outstanding under the

Accounts Receivable Purchase Agreement. We were in compliance with the covenants as of December 31, 2001. As of December 31, 2001, $1.1 million was outstanding under the line of credit.

9.     NOTE PAYABLE:

        On November 5, 2002, we entered into a loan agreement with Entrx Corporation ("Entrx"), under which Entrx agreed to lend us up to $2.5 million in three separate advances. We received the first advance of $1 million in January 2003. On February 19, 2003, this loan agreement was amended. In connection with the amendment, we received the second advance of $750,000 but waived the third advance. Entrx also waived its rights to convert all outstanding advances into shares of our common stock, and terminated an option under the original agreement to purchase additional shares of our NextNet stock. Entrx also agreed to waive interest charges after December 2003.

        The loan is in the form of a collateralized convertible note. The loan is collateralized with shares of NextNet Wireless, Inc. stock owned by us. The loan is not repayable in cash, but at Entrx's option, may be repaid by conversion at any time into shares of our NextNet Wireless stock at a conversion price that is the lesser of $6.00 per share or such lower initial per share price (on a common share equivalent basis, without giving effect to differences in rights or to anti-dilution provisions or any other purchase price adjustments set forth in the NextNet financing agreement) that NextNet agrees to receive for any sale of other preferred stock in an amount that is at least one million dollars ($1,000,000.00) before June 30, 2003. Interest on this note is computed at 8% and is payable monthly. Principal and accrued interest under this note will be converted to NextNet stock on or before March 31, 2003.

        Entrx also has the right to appoint one representative to become a member of our Board of Directors.

10.   LONG-TERM DEBT:

        As part of a 1998 acquisition of QuickSilver, Inc., we issued $2.16 million in promissory notes payable. Interest on the notes is computed at 7% to 10% of the outstanding balance and is due quarterly on the final day of each quarter, commencing December 31, 1999, and ending September 30, 2004. Principal payments are due quarterly, in 16 installments. Holders may request to convert their notes to our common stock. Conversion is computed at fair market value, and is at the sole and absolute discretion of our Board of Directors. No notes were converted to common stock during 2002, 2001 or 2000. During 1999, $104,000 of the principal value of the notes and $4,000 of accrued interest payable related to such notes were converted into 46,119 shares of our common stock.

        We also had debt related to loan obligations from other acquisitions. Loan payments were made monthly and consisted of principal and interest, which was computed at rates ranging between 8.5% and 10.0%. The remainder of these obligations was paid in 2002.

        Aggregate annual maturities of the long-term debt, subsequent to December 31, 2002, are as follows:

Year Ending December 31	Payments on Notes
(in thousands)
2003	$266
2004	164

        Approximately $423,000 of the remaining amount of this long-term debt is payable to one individual. On January 27, 2003, we entered into an agreement with this individual to terminate the debt owed to him in exchange for a termination payment of $165,000 and a transfer of 16,667 shares of our Series A Preferred Stock in NextNet. As a result, we will report an extraordinary gain on debt extinquishment of approximately $187,000 in the first quarter of 2003. We will also report a gain on sale of NextNet shares of $71,000 upon transfer of the shares to this individual.

11.   NEXTNET:

        On September 21, 1998, we transferred our "NextNet" wireless data technology to an entity now known as NextNet Wireless, Inc. ("NextNet"), and certain of our employees became NextNet employees. In exchange for this technology, we received an equity stake in NextNet Wireless. Our equity holdings are carried at $0 because of uncertainty surrounding our ability to realize value from them. We do not have any obligation to provide further funding for NextNet.

        NextNet is a private corporation that develops non-line-of-sight broadband wireless access platforms that provide telecommunications carriers with solutions for rapid deployment of high-speed, two-way voice and data services over the "last mile" of the communications network. Our chairman, Joseph B. Costello, is also the chairman of NextNet. Another of our directors, Dixon Doll, is also a director and a shareholder of NextNet. Additionally, another director of Zamba, Sven Wehrwein, is a consultant for NextNet. Except as described herein, there have been no other relationships or business transactions between the two companies since January 1, 2000.

        In the second, third and fourth quarters of 2002, we entered into several transactions with private investors in which we sold portions of our equity holdings in NextNet for an aggregate total of $5.22 million. We have recognized a gain on sale our NextNet holdings in the amount of $5.20 million in 2002. As of December 31, 2002, we have recorded $25,200 as a deferred gain on sale of investment. We will report the gain on sale of investment during the first quarter of 2003, when the shares are transferred to the private investors. Also, we have not yet received $46,000 from an agreed-to purchase of 7,667 of our shares of Series A Preferred Stock in NextNet.

        We initially sold a small portion of our shares of Series A Preferred Stock in NextNet for $3.00 per share, but most of our sales were at a price of $6.00 per share. We determined the sales price for our NextNet shares from various sources, including: a) discussions with potential investors, wireless telecommunications industry experts, investment bankers, and venture capitalists, b) looking at a proposed sale of NextNet stock, with similar rights as ours, that NextNet itself had considered immediately prior to our first sale to an outside investor, c) analyzing and comparing publicly held securities in related industries, d) considering our immediate cash needs, and e) the stage of development that NextNet was at as a company, at the time of the transactions. Another major factor in establishing the sales price was our determination of what an arms-length purchaser would pay for our NextNet shares. We had approached potential buyers of our NextNet shares since June 2001, but we were unable to find any interest, for many reasons including the facts that NextNet had not yet obtained any significant orders and investors were not interested in the telecommunications sector in general. On April 8, 2002, NextNet announced its first significant client, MVS Comunicaciones. Based on this announcement, some potential buyers became more interested in purchasing NextNet stock from us.

        Based on our analysis, we determined that we would offer our NextNet shares at $6.00 per share. However, as we discussed in our Annual Report on Form 10-K, which we filed on April 1, 2002, we had only enough cash to meet our financial requirements through April 30, 2002. We therefore had an immediate desire to obtain approximately $600,000 by mid-to-late April for payroll and other immediate cash needs. The larger potential investors included Imagine Capital Partners, The Rahn Group, Blake Capital and Wyncrest Capital, which eventually participated in both the first and second series of transactions. This group told us that they would not pay more than $3.00 per share if we wanted to raise money in such a short time frame. Other than several smaller participants in our first round, none of the other potential purchasers we had contacted indicated any interest in buying any of our NextNet shares at any price. Therefore, for our initial series of sales of NextNet stock, we agreed to sell 200,000 shares at $3.00 per share. Because Mr. Costello's agreements to buy some of our NextNet shares, which were signed in February and March 2002, before any third party was willing to buy any of our NextNet stock, at any price, called for his shares to be valued at the per share price established upon our sale of any shares of our NextNet stock to any third party, the shares he purchased were then also valued at $3.00 per share. In the next two series of investments, we were able to offer more desirable and flexible payment terms, and therefore, we were able to sell 281,664 shares at $6.00 per share from late April to early June.

        The first series of transactions occurred between April 10 and April 16, 2002, when we entered into stock purchase agreements with six private investors, in which the investors purchased an aggregate of 200,000 shares of our Series A Preferred Stock in NextNet. The investors paid us an aggregate amount of $600,000 for the shares, which were sold at a per share price of $3.00. As a result of this first series of transactions, the NextNet shares that we had agreed to sell to our chairman, Joseph B. Costello, pursuant to two earlier stock purchase agreements, one dated February 26, 2002, and amended on March 25, 2002, and the second dated March 25, 2002, were valued at $3.00 per share. As of March 31, 2002, Mr. Costello had paid us $700,000 pursuant to these two purchase agreements, which means that as a result of the $3.00 per share valuation, Mr. Costello received 233,333 of our NextNet shares.

        The second series of transactions occurred between April 10 and April 30, 2002. During this second series, we entered into stock purchase agreements with seven private investors, in which we sold an aggregate of 229,997 shares of our Series A Preferred Stock in NextNet for an aggregate consideration of $1,380,000. Of this amount, $880,000 was received in April and $500,000 was received in May. All of the shares were sold at a per share price of $6.00. In connection with the second series of sales of NextNet shares in April 2002, we entered into stock purchase agreements with two private investors, pursuant to which we agreed to sell an aggregate of 133,332 shares of our Series A Preferred Stock in NextNet for an aggregate consideration of $800,000. Of this amount, $600,000 was received in September 2002 and $154,000 was received in October 2002, and remaining $46,000 is to be received at a later date. The price for these shares is also $6.00 per share. We recorded a deferred gain on sale of investment when we received the cash from these transactions, and a gain on sale of investment will be recorded when the shares are transferred to the private investors.

        The third series of transactions occurred between May 29, 2002 and June 13, 2002. During this third series, we entered into stock purchase agreements with two private investors and three private investment funds managed by Dr. Doll, a director of our company and NextNet, in which we sold an aggregate of 51,667 shares of our Series A Preferred Stock in NextNet for an aggregate consideration of $310,000. Of this consideration, the entities managed by Dr. Doll purchased an aggregate of 25,000 of our NextNet shares for an aggregate consideration of $150,000. We received the cash for these shares in June. All of the shares were sold at a per share price of $6.00.

        In the third quarter of 2002, we entered into stock purchase agreements with four private investors, in which we sold an aggregate of 30,002 shares of our Series A Preferred Stock in NextNet for an aggregate consideration of $180,012. We received the cash for these shares in August and September. All of the shares were sold at a per share price of $6.00. We recorded a deferred gain on sale of investment when we received the cash from these transactions, and a gain on sale of investment will be recorded when the shares are transferred to the private investors.

        In addition to the above transactions, in order to make payroll and other critical vendor payments, Joseph B. Costello, our chairman, advanced $450,000 to us in June 2002, and $850,000 in July 2002. In consideration of these advances, our Board of Directors has agreed to transfer a total of 216,668 of our shares of NextNet Series A Preferred Stock valued at $6.00 per share.

        In the fourth quarter of 2002, we entered into stock purchase agreements with two private investors, in which we sold an aggregate of 4,200 shares of our Series A Preferred Stock in NextNet for an aggregate consideration of $25,200. All of the shares were sold at a per share price of $6.00. We recorded a deferred gain on sale of investment when we received the cash from these transactions, and a gain on sale of investment will be recorded when the shares are transferred to the private investors.

        All of the NextNet shares that we sell, including those sold to Mr. Costello, are subject to the right of first refusal on the parts of NextNet and the holders of the Series B Preferred Stock of NextNet.

        A summary of our NextNet investment activity is as follows:

	Series A Preferred Stock	Cash Received
Balance as of December 31, 2001 and 2000	2,400,000
Shares sold at $3.00 per share in 2002 to related parties	233,333	$700,000
Shares sold at $3.00 per share in 2002 to other investors	200,000	600,000
Shares sold at $6.00 per share in 2002 to related parties	241,666	1,450,000
Shares sold at $6.00 per share in 2002 to other investors	416,533	2,499,000
Referral fees paid in 2002		(25,000)

Totals for 2002	1,091,532	$5,224,000

Balance as of December 31, 2002	1,308,468

        As of December 31, 2002, our remaining ownership of Series A Preferred Stock in NextNet, represents approximately 12% of the equity in NextNet. Of our remaining shares, we have placed an aggregate of 583,333 in an escrow account as collateral for our loan from Entrx Corporation. See Note 9 for further discussion regarding the loan from Entrx.

        As described in Note 10, on January 27, 2003, we entered into an agreement to terminate debt owed to an individual. As a part of this debt extinquishment, we agreed to transfer 16,667 shares of our Series A Preferred Stock in NextNet to this individual.

        On February 17, 2003, we entered into stock purchase agreements with two private investors which resulted in our transferring to them approximately 177,000 shares of our Series A Preferred Stock in NextNet for a total of $750,000. In connection with this sale, we issued a warrant to an investor affiliated with a prior purchaser of NextNet shares from us to purchase 125,000 additional shares of our Series A Preferred Stock in NextNet from us at $6.00 per share, any time prior to the close of business on May 17, 2004.

12.   STOCKHOLDERS' EQUITY:

        Our stock incentive and non-qualified option plans provide for grants of stock options and stock awards. The number of common shares available for grant pursuant to the plans was 6,244,603, 3,508,045, and 2,948,590, as of December 31, 2002, 2001 and 2000, respectively.

        Options become exercisable over periods of up to four years from the date of grant and expire within ten years from date of grant.

        The following table details option activity:

	Options	Price Per Option			Weighted Average Exercise Price
Balances, December 31, 1999	7,781,145	0.2000	-	12.6250	2.44
Granted	6,381,391	2.5312	-	20.1250	5.21
Exercised	(962,543)	0.2000	-	2.6875	1.50
Canceled	(1,516,124)	0.4200	-	20.1250	6.82

Balances, December 31, 2000	11,683,869	0.2000	-	20.1250	3.50
Granted	2,781,147	0.3400	-	3.7500	1.55
Exercised	(186,425)	0.2000	-	2.1250	0.30
Canceled	(3,390,477)	0.9900	-	20.1250	3.73

Balances, December 31, 2001	10,888,114	0.3400	-	20.1250	2.90
Granted	6,908,843	0.1000	-	0.7000	0.21
Exercised	(30,018)	0.4200	-	0.4200	0.42
Canceled	(7,658,324)	0.1500	-	20.1250	2.38

Balances, December 31, 2002	10,108,615	0.1000	-	20.1250	1.46

Options exercisable at December 31, 2002	4,620,028	$0.1500	-	$20.1250	$2.50

        No compensation cost has been recognized for stock options granted to employees or directors under our 1989 Stock Option Plan, 1993 Equity Incentive Plan, 1993 Directors Option Plan, 1997 Stock Option Plan, 1998 Non-Officers Plan, 1999 Non-Officers Plan, 2000 Non-Officers Plan, or 2000 Non-Qualified Plan (collectively referred to as the "Plans"). Had compensation cost for the Plans been determined based on the fair value of options at the grant date for awards in 2002, 2001, and 2000, our net loss and net loss per share would have increased to the pro forma amounts indicated below:

		2002	2001	2000
		(In thousands, except per share amounts)
Net loss	As reported	$(6,613)	$(9,529)	$(2,676)
	Pro forma	(14,214)	(19,131)	(9,004)
Net loss per share—	As reported	(0.17)	(0.28)	(0.08)
Basic and diluted	Pro forma	(0.37)	(0.57)	(0.29)

        The aggregate fair value of options granted during 2002, 2001, and 2000, respectively, was $603,000, $150,000, and $8.37 million for the 1993 Equity Incentive Plan, $17,000, $69,000, and $1.90 million for the 1993 Directors Option Plan, $94,000, $0, and $1.85 million, for the 1998 Non-Officer Option Plan, $14,000, $0, and $5.04 million, for the 1999 Non-Officer Plan, $0, $446,000, and $6.51 million, for the 2000 Non-Officer Plan, and $476,000, $2.76 million, and $5.71 million, for the 2000 Non-Qualified Option Plan. No options were granted in 2002, 2001, and 2000 for the 1997 Stock Option Plan for Key Employees, Consultants and Directors of QuickSilver Group, Inc. The aggregate fair value was calculated by using the fair value of each option grant on the date of grant, utilizing the Black-Scholes option-pricing model and the following key assumptions for the Plans:

Assumptions	2002	2001	2000
Risk-free interest rates	3.02%-4.84%	3.96%-5.13%	5.52%-6.76%
Volatility	124%	115%	133%
Expected lives (months)	60	60	60

        The following table summarizes information about fixed-price stock options outstanding at December 31, 2002:

				Options Exercisable
	Options Outstanding
					Weighted- Average Exercise Price	Number Exercisable at December 31, 2002
Range of Exercise Prices			Number Outstanding at December 31, 2002	Weighted- Average Remaining Contractual Life			Weighted- Average Exercise Price
$0.10	-	$0.15	4,356,750	9.65	$0.15	333,815	$0.15
0.29	-	0.99	1,011,152	8.95	0.42	174,449	0.74
1.00	-	1.99	1,687,877	7.18	1.57	1,561,252	1.60
2.00	-	5.00	2,490,748	6.66	2.85	2,170,493	2.79
5.03	-	20.13	562,088	7.13	6.95	380,019	7.50

Totals			10,108,615			4,620,028

Stock-Based Compensation:

        We granted 213,000 stock options to non-shareholder employees of Camworks and Fusion following our acquisition of these companies. The options were granted with an exercise price less than fair market value as an incentive to employees to continue employment with us. Non-cash compensation charges were $25,000, $237,000 and $248,000 for the years ended December 31, 2002, 2001, and 2000. The remaining deferred compensation related to these options is $11,000, and will be recognized in 2003 (remainder of the four-year vesting period), based upon the intrinsic value method in accordance with APB No. 25.

Preferred Stock:

        Our Fifth Amended and Restated Certificate of Incorporation authorizes issuance of up to 5.0 million preferred shares with a par value of $0.01 per share and allows our Board of Directors, without obtaining stockholder approval, to issue such preferred stock. There were no preferred shares issued or outstanding as of December 31, 2002, 2001, or 2000.

Warrants:

        We sold some of our common stock on three occasions during the first quarter of 2002. In connection with each of these sales or group of sales, we issued warrants to purchase additional shares of our common stock to the purchasers. The first sale occurred on January 31, 2002, when Joe Costello, our chairman, purchased an aggregate 626,504 shares of our common stock from us in a private transaction at a purchase price of $0.479 per share, for an aggregate consideration of $300,000. In connection with Mr. Costello's purchase, we issued him a warrant to purchase up to 313,252 shares of our common stock. This warrant may be exercised at a per share purchase price of $0.599 at any time through the close of business on January 31, 2007. The shares were issued at 90% of the average closing bid price for our common stock for the twenty trading days prior to the date of issuance, and the exercise price for the warrant was set at 125% of the per share price for the common stock purchased by Mr. Costello. The fair value of the warrant is $105,000, which is included as part of additional paid-in capital.

        On February 1, 2002, we sold an aggregate of 793,383 shares of our common stock at a purchase price of $0.479 per share to a group of seven individual investors in private transactions, for a total consideration of $380,000. The purchase price is equal to 90% of the average closing bid prices of our common stock for the twenty business days prior to February 1, 2002. In connection with this transaction, we also issued warrants to the individuals in this group that entitles them to purchase up to an aggregate of 396,691 shares of our common stock, at an exercise price of $0.599 per share. These warrants may be exercised at any time through the close of business on February 1, 2007. The warrant exercise price represents 125% of the average closing bid prices of our common stock for the twenty business days prior to February 1, 2002. The aggregate fair value of the warrant is $130,000, which is included as part of additional paid-in capital.

        On February 22, 2002, in connection with a Strategic Alliance Agreement with HCL Technologies America, Inc. ("HCL America") and HCL Technologies Limited, India ("HCL"), HCL America purchased an aggregate of 2,460,025 shares of our common stock from us in a private transaction, for an aggregate consideration of $1,000,000, and we issued HCL America a warrant to purchase up to 615,006 shares of our common stock. This warrant may be exercised at a per share purchase price of $0.61 at any time through the close of business on February 21, 2007. The shares were issued at the average closing bid price for our common stock for the twenty trading days preceding the date of the agreement, and the exercise price for the warrant was set at 150% of the per share price for the common stock purchased by HCL America. As a result of the purchase of our shares and the issuance of the warrant, HCL America and HCL, as the parent company of HCL America, are now jointly beneficial owners of more than 5% of our outstanding common stock. The fair value of the warrant is $142,000, which is included as part of additional paid-in capital.

        The fair value of the above warrants were calculated by utilizing the Black-Scholes option-pricing model and the following key assumptions:

	January 31, 2002 Warrant	February 1, 2002 Warrant	February 22, 2002 Warrant
Risk-free interest rate	4.40%	4.40%	4.27%
Volatility	108%	108%	108%
Expected life (months)	60	60	60

        We also issued warrants to purchase shares of our common stock to Mr. Costello and Silicon Valley Bank in 2001. On June 29, 2001, we sold 2,352,942 shares of our common stock at the average closing bid price of our common stock for the five trading days prior to the date of issuance, to Joseph B. Costello, our current Chairman, for $2.0 million. In connection with this transaction, we also issued a warrant to Mr. Costello that entitles him to purchase up to 1,176,471 shares of our common stock, at an exercise price of $1.0625 per share. The warrant exercise price represents 125% of the per share price of our common stock on the date of issuance. The fair value of the warrant is $809,000, which is included as part of additional paid-in capital. The fair value of the warrant was calculated by utilizing the Black-Scholes option-pricing model and the following key assumptions:

Assumptions:
Risk-free interest rate	4.69%
Volatility	111%
Expected life (months)	48

        On February 27, 2001, as amended on August 2, 2001 and December 31, 2001, we established a secured revolving credit facility with Silicon Valley Bank that allows us to borrow up to a maximum of $5.0 million based on our eligible accounts receivable. The amended agreement requires, among other things, that we comply with minimum tangible net worth and profitability covenants. We issued warrants to Silicon Valley Bank upon the establishment of the loan agreement and upon each of its amendments. In connection with the establishment of the credit facility, we issued a warrant to purchase 35,000 shares of our common stock at an exercise price of $2.80 per share to Silicon Valley Bank. The fair value of the warrant issued upon establishment of the credit facility was $62,000. As part of the August 2, 2001 amendment, we issued a warrant to Silicon Valley Bank to purchase an additional 35,000 shares of our common stock at an exercise price of $0.86 per share. The fair value of the warrant issued upon the August 2001 amendment is $23,000. As part of the December 31, 2001 amendment, we issued a warrant to Silicon Valley Bank to purchase an additional 20,000 shares of our common stock at an exercise price of $0.51 per share. The fair value of the warrant issued upon the December 2001 amendment is $10,000. The exercise price for each warrant was established by averaging the closing price of our common stock for the five trading days prior to the date of issuance, and each warrant expires five years from the date of issuance. The remaining fair value of the warrants is being charged to interest expense over the life of the credit facility, which expires on December 31, 2002. The aggregate fair value for the additional interest cost for the warrants granted in connection with the February 27, 2001 establishment of the credit facility and the August 2, 2001 and December 31, 2001 amendments, were calculated by using the fair value of the warrant on the date of grant, utilizing the Black-Scholes option-pricing model and the following key assumptions:

	February 27, 2001 Warrant	August 2, 2001 Warrant	December 31, 2001 Warrant
Risk-free interest rate	4.80%	4.54%	4.42%
Volatility	83%	102%	107%
Expected life (months)	48	60	60

        Except for the warrants described above, no other warrants are outstanding as of December 31, 2002 or 2001.

        A summary of the warrants outstanding at December 31, 2002 is as follows:

	Date Warrants Issued	Date Warrants Expire	Number of Warrants Issued	Exercise Price of Warrants
Joe Costello	June 29, 2001	June 29, 2007	1,176,471	$1.063
HCL America	February 22, 2002	February 21, 2007	615,006	$0.610
Group of seven individual investors	February 1, 2002	February 1, 2007	396,691	$0.599
Joe Costello	January 31, 2002	January 31, 2007	313,252	$0.599
Silicon Valley Bank	February 27, 2001	February 26, 2006	35,000	$2.800
Silicon Valley Bank	August 2, 2001	August 1, 2006	35,000	$0.860
Silicon Valley Bank	December 31, 2001	December 30, 2006	20,000	$0.510

Total			2,591,420

Stockholder Rights Plan:

        On September 7, 1994, our Board of Directors adopted a Stockholder Rights Plan (the "Plan"). Under this plan, the Board of Directors declared a dividend of one preferred share purchase right (a "Right") for each share of common stock outstanding as of September 28, 1994 (the "Record Date"). In addition, one Right will be issued with each share of common stock that becomes outstanding after the Record Date, except in certain circumstances. All Rights will expire on September 12, 2004, unless we extend the expiration date, redeem the Rights or exchange the Rights for common stock. Our Board of Directors amended the Plan on January 29, 2002, and November 26, 2002.

        The Rights are initially attached to our common stock and will not trade separately. If a person or a group acquires 20 percent or more of our common stock (an "Acquiring Person") or announces an intention to make a tender offer for 20 percent or more of our common stock, then the Rights will be distributed (the "Distribution Date") and will thereafter trade separately from the common stock. Upon the Distribution Date, each Right may be exercised for 1/100th of a share of a newly designated Series A Junior Participating Preferred Stock at an exercise price of $25.00 per share. In the January 29 amendment, our Board of Directors revised the definition of Acquiring Person to exclude our Chairman, Joseph B. Costello ("Costello") or any person who, following the death of Costello, acquires his shares pursuant to a last will and testament or pursuant to the laws of descent and distribution applicable to his estate, unless Costello, or any person acquiring his shares in the manner described above, becomes the beneficial owner of 49.99% or more of our common shares then outstanding. In the November 26 amendment, our Board of Directors revised the definition of Acquiring Person to exclude Entrx Corporation if it acquires any of our shares with respect to or on its conversion of the Convertible Secured Promissory Note, dated November 4, 2002, we issued to it, unless Entrx or any of its "Affiliates" or "Associates" becomes the beneficial owner of 39.99% or more of our common shares then outstanding.

        Upon a person or group becoming an Acquiring Person, holders of the Rights (other than the Acquiring Person) will have the right to acquire shares of our common stock at a substantially discounted price in lieu of the preferred stock. Additionally, if, after the Distribution Date, we merge into or engage in certain other business combination transactions with an Acquiring Person or 50 percent or more of our assets are sold in a transaction with an Acquiring Person, the holders of Rights (other than the Acquiring Person) will have the right to receive shares of common stock of the acquiring corporation at a substantially discounted price.

        After a person or a group has become an Acquiring Person, our Board of Directors may, at its option, require the exchange of outstanding Rights (other than those held by the Acquiring Person) for common stock at an exchange ratio of one share of our common stock per Right. The Board also has the right to redeem outstanding Rights at any time prior to the Distribution Date (or later in certain circumstances) at a price of $0.005 per Right. The terms of the Rights, including the period to redeem the Rights, may be amended by our Board of Directors in certain circumstances.

Employee Stock Purchase Plan:

        As of July 1, 2000, our Board of Directors adopted a non-compensatory Employee Stock Purchase Plan (the "ESPP"). Under the ESPP, employees who elect to participate may purchase common stock at a 15% discount from the market value of such stock. The ESPP permits an enrolled employee to make contributions to purchase shares of common stock by having from 1%-10% of their compensation withheld from each payroll, up to a maximum of $6,250 each quarter. The total number of shares that may be issued pursuant to options granted under the ESPP is 750,000. Approximately 156,000 shares were issued under the ESPP at an average price of $0.22 per share in 2002, approximately 303,000 shares were issued under the ESPP at an average price of $0.86 per share in 2001, and approximately 92,000 shares were issued under the ESPP at an average price of $2.76 per share in 2000. Approximately 199,000 shares remain available for issuance under this ESPP at December 31, 2002.

13.   INCOME TAXES:

        We have incurred net operating losses since our inception in 1990. Because of the uncertainty about whether we will have taxable earnings in the future, we have not reflected any benefit of such net operating loss carryforwards in the accompanying consolidated financial statements.

        As of December 31, 2002, we have approximately $87 million of net operating loss carryforwards for both financial statement and for federal income tax purposes that begin to expire in 2005. The use of these carryforwards in any one year may be limited under Internal Revenue Code Section 382 due to significant ownership changes. In addition, the net operating loss carryforward of QuickSilver is limited under the federal consolidated tax return rules.

        The provision for income taxes differs from the expected tax benefit, computed by applying the federal corporate tax rate of 34%, as follows:

	2002	2001
Expected federal benefit	$(2,200,000)	$(2,710,000)
Change in valuation allowance	2,500,000	3,160,000
State taxes, net	(300,000)	(450,000)
Amortization	—	75,000
Stock compensation	—	(35,000)
Other	—	(40,000)

Total benefit	$—	$—

        Valuation allowances have been established for the entire tax benefit associated with the carryforwards and net future deductible temporary differences as of December 31, 2002 and 2001.

        The tax effect of items that comprise a significant portion of deferred tax assets is:

	2002	2001
Deferred tax assets:
Net operating loss carryforwards	$33,900,000	$31,400,000
Tax credits	750,000	750,000
Other, principally depreciation and amortization	785,000	785,000
Valuation allowance	(35,435,000)	(32,935,000)

Net deferred tax asset	$—	$—

14.   EMPLOYEE SAVINGS PLAN:

        We offer a Section 401(k) defined contribution benefit plan for which all regular employees are eligible. Participants may contribute up to 20% of their compensation in any plan year subject to an annual limitation. We may make an employer contribution to the 401(k) plan at the discretion of our Board of Directors. We have not made any employer contributions to the 401(k) plan to date.

15.   MAJOR CUSTOMERS:

        A portion of our revenues have been derived from significant customers for the years ended December 31, 2002, 2001 and 2000 as follows:

	2002	2001	2000
Customer 1	19%	12%	16%
Customer 2	14%	4%	0%
Customer 3	11%	10%	2%
Customer 4	11%	8%	0%
Customer 5	0%	10%	7%

16.   FAIR VALUE OF FINANCIAL INSTRUMENTS:

        The carrying amount for cash and cash equivalents and long-term debt approximates fair value because of the short maturity of those instruments.

17.   LITIGATION:

        We are subject to various legal proceedings and claims that arise in the ordinary course of business. The following is a summary of our current legal proceedings.

        On March 13, 2003, we reached an agreement with Key Equipment Finance, to terminate our lease for office furniture and settle related litigation. Under the agreement, we will pay a total of $145,000 in various installment payments from the settlement date through December 2003. Key had previously filed a complaint against us in Hennepin County District Court in Minneapolis, Minnesota alleging that we had breached leases for office furniture. This lawsuit was dismissed with prejudice in connection with the settlement.

        On August 5, 2002, our former president and CEO, Doug Holden, notified us that he believes we breached his severance agreement with us following the separation of his employment. Mr. Holden has requested continued payroll and benefits and continued vesting of stock options for six months from June 27, 2002, the date of his separation. Mr. Holden's annualized salary at the time of his separation was $240,000. Mr. Holden has requested approximately $120,000 to settle this matter, plus the value of his benefits and continued vesting of his options. We believe that we have valid defenses to Mr. Holden's claims and/or that Mr. Holden is not entitled to the items he is requesting. The timing and ultimate resolution of Mr. Holden's claims are uncertain at this time.

        We are also subject to other various legal proceedings and claims that we do not believe are material either separately or in the aggregate.

        In addition to these matters, we settled other actual or threatened legal proceedings during 2002. These settlements were discussed in our quarterly reports on Form 10-Q for the quarters ended June 30 and September 30, 2002. The settlements discussed in the September 30 quarterly report include the items described below.

        On March 13, 2003, we reached an agreement with Key Equipment Finance, to terminate our lease for office furniture and settle related litigation. Under the agreement, we will pay a total of $145,000 in various installment payments from the settlement date through December 2003. Key had previously filed a complaint against us in Hennepin County District Court in Minneapolis, Minnesota alleging that we had breached leases for office furniture. This lawsuit was dismissed with prejudice in connection with the settlement.

        On October 10, 2002, we reached an agreement with Army Corps Operating Associates ("Army Corps"), to terminate our lease for a facility in St. Paul, Minnesota, and settle related litigation. Under the termination and release for this facility, we will pay a total of $500,000 in various installment payments from October 2002 through September 2003. As of December 31, 2002, we have paid $135,000 of the settlement amount and the remaining $365,000 is included in accrued expenses on the balance sheet.

        On October 10, 2002, we reached an agreement with WTA Campbell Technology Park LLC ("WTA"), to terminate our lease for a facility in Campbell, California, and settle related litigation. Under the termination and release for this facility, we will pay a total of $729,000 in various installment payments from October 2002 through August 2003. As of December 31, 2002, we have paid $216,000 of the settlement amount and and remaining $513,000 is included in accrued expenses on the balance sheet.

        On September 27, 2002, we entered into a settlement agreement with a furniture lessor, Fidelity Equipment Leasing, that had threatened to bring an action against us for an alleged breach of five equipment leases. We agreed to pay a total of $120,000 from September 2002 through April 2003 in exchange for termination of the lease and a release of Fidelity's claims. As of December 31, 2002, we have paid $60,000 of the settlement amount and the remaining $60,000 is included in accrued expenses on the balance sheet.

18.   SUBSEQUENT EVENTS:

        On January 27, 2003, we entered into an agreement with Todd Fitzwater, in which we paid $165,000 and transferred 16,667 shares of our Series A Preferred Stock in NextNet, in exchange for a termination of the remaining debt obligation, as described in Note 10. The amount owed Mr. Fitzwater was approximately $423,000 at December 31, 2002. As a result, we will report an extraordinary gain on debt extinquishment of approximately $187,000 in the first quarter of 2003. We will also report a gain on sale of NextNet shares of $71,000 upon transfer of the shares to Mr. Fitzwater.

        On February 17, 2003, we entered into stock purchase agreements with two private investors, which resulted in our transferring to them approximately 177,000 shares of our Series A Preferred Stock in NextNet for a total of $750,000. In connection with this sale, we issued a warrant to an investor affiliated with a prior purchaser of NextNet shares from us to purchase 125,000 additional shares of our Series A Preferred Stock in NextNet from us at $6.00 per share, any time prior to the close of business on May 17, 2004.

        On February 19, 2003, the loan agreement with Entrx, as described in Note 9, was amended. The second advance of $750,000 was paid in the first quarter of 2003 and the obligation of Entrx to pay the third installment of $750,000 was waived. Entrx also waived its rights to convert all outstanding advances into shares of our common stock, terminated its option to purchase additional shares of our NextNet stock, and agreed to waive interest charges that might otherwise accrue after December 2003.

Independent Auditors' Report

The Board of Directors and Stockholders of
ZAMBA Corporation:

        We have audited the consolidated financial statements of ZAMBA Corporation and subsidiaries as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ZAMBA Corporation and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Minneapolis, Minnesota
January 22, 2003, except as to note 10, which is as of January 27, 2003, notes 2, 9, 11 and 18, which are as of February 19, 2003, and note 17, which is as of March 13, 2003.

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  Exhibit (a)(1)(a)
Important
Offer to Exchange dated May 13, 2003.
Table of Contents
Summary Term Sheet
Risks of Participating in the Offer
The Offer
Schedule A Information concerning the executive officers and directors of Zamba Corporation
Financial Statements Of Zamba Corporation
ZAMBA CORPORATION CONSOLIDATED BALANCE SHEETS December 31, 2002 and 2001 (In thousands, except share and per share data)
ZAMBA CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS Years ended December 31, 2002, 2001 and 2000 (In thousands, except share and per share data)
ZAMBA CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS Years ended December 31, 2002, 2001 and 2000 (In thousands)
ZAMBA CORPORATION CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) Years ended December 31, 2002, 2001 and 2000 (In thousands, except share data)
ZAMBA CORPORATION NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Independent Auditors' Report